UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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CROCS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CROCS, INC.
7477 East Dry Creek Parkway
Niwot, Colorado 80503
____________________________________________________________________

NOTICE OF THE 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 5, 2018
____________________________________________________________________

To the Stockholders of Crocs, Inc.:

We will hold the 2018 Annual Meeting of Stockholders of Crocs, Inc. at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado, on June 5, 2018 at 9:00 a.m. Mountain Time.

The meeting’s purpose is to:

1.	elect two Class I directors;

2.	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018;

3.	hold an advisory vote to approve the compensation of our named executive officers; and

4.	consider any other matters that properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record of our common stock and Series A convertible preferred stock at the close of business on April 10, 2018 are entitled to receive notice of and to vote at the meeting.

A list of the stockholders entitled to vote at the meeting will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting in person, please vote your shares as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet, or by telephone after your receipt of hard copies of the proxy materials, as promptly as possible. You may also request a paper proxy card, which will include a reply envelope, to submit your vote by mail, as described in the Notice of Internet Availability of Proxy Materials. Stockholders of record who are present at the Annual Meeting may withdraw their proxy and vote in person if they so desire.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Daniel P. Hart
Daniel P. Hart Executive Vice President, Chief Legal and Administrative Officer
Niwot, Colorado
April 24, 2018

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2018 PROXY STATEMENT EXECUTIVE SUMMARY

This is a summary of the information contained in the proxy statement, but does not contain all of the information you should review and consider. You should read all of the information in this proxy statement before voting.

Information about the 2018 Annual Meeting of Stockholders

Date:        Tuesday, June 5, 2018
Time:        9:00 a.m. Mountain Time
Place:        St. Julien Hotel, 900 Walnut Street, Boulder, Colorado
Record Date:    April 10, 2018
Voting:        Stockholders of our common stock and Series A convertible preferred stock are entitled to vote

How to Vote

Internet:    www.proxyvote.com
Phone:        1-800-690-6903
Mail:        Return your marked proxy card in the enclosed postage-paid envelope
In Person:    Attend the Annual Meeting on June 5, 2018

Internet and Telephone voting help reduce the impact on the environment and our costs in connection with the Annual Meeting. You may vote by internet or telephone 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on June 4, 2018. If you wish to revoke your proxy, see the information on page 3 of this proxy statement.

If you hold your shares in “street name” through a bank, broker or other holder of record, the record holder of your shares will send you voting instructions, which you must follow in order for your shares to be voted at the Annual Meeting. If you hold in street name and wish to attend the Annual Meeting and vote in person, request a legal proxy from the record holder of your shares.

2017 Business and Financial Highlights

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Our ongoing initiatives resulted in improved product, more impactful marketing and a stronger brand. We focused on three strategic objectives: (1) simplifying our business to reduce costs, (2) improving the quality of our revenues, and (3) positioning ourselves to drive sustainable, profitable growth.

•	Revenues were $1,023.5 million. On a constant currency basis, revenues decreased 1.7% compared to the prior year reflecting the impact of planned store closures and changes in our business model.

•	Gross margin was 50.5%, an increase of 220 basis points over 2016.

•	SG&A was $494.6 million compared to $503.2 million in 2016.

•	Income from operations was $17.3 million compared to a loss from operations of $6.2 million in 2016.

•
Cash and cash equivalents as of December 31, 2017 increased 16.6% to $172.1 million compared to $147.6 million as of December 31, 2016, inclusive of $50.0 million of common stock repurchases during the year. This growth reflects the successful execution of our strategic objectives along with improved working capital management.

•	Inventory declined 11.3% to $130.3 million as of December 31, 2017 compared to $147.0 million as of December 31, 2016, reflecting our continued focus on inventory management.

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Peer Leading Total Shareholder Return in 2017

As measured on December 29, 2017, we led our peer group* in 2017 total shareholder return (TSR).

	1 year	2 year
Crocs TSR	81.9%	29.0%
Crocs Percent Rank in Peer Group	Highest	61.8%
* Our peer group is listed in the Compensation Discussion and Analysis section below.

Proposals and our Board’s Voting Recommendations	Board Recommendation	Page
Election of Class I Directors (Proposal 1)
Ronald L. Frasch	FOR	4
Andrew Rees	FOR	4
Ratification of our Independent Auditor (Proposal 2)	FOR	41
Advisory Vote to Approve the Compensation of our Named Executive Officers (Proposal 3)	FOR	42

Proposal 1—Election of Class I Directors (page 4)

Name	Age	Primary Occupation	Committee Memberships	Independent
Ronald L. Frasch	69	Operating Partner at Castanea Partners	Audit; Nominating and Governance (Chair)	Yes
Andrew Rees	51	Current President and CEO of Crocs	None	No

The Board recommends a vote “FOR” each of the Class I directors listed above.

Proposal 2 - Ratify Independent Auditors (page 41)
In March 2018, the Audit Committee of our Board of Directors (our “Board”) approved the reappointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018. Our Board is asking for stockholder ratification of this appointment at the Annual Meeting.

The Board recommends a vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018.

Proposal 3 - Advisory Vote to Approve Named Executive Officer Compensation (Advisory Say-on-Pay Vote) (page 42)

The objectives of our executive compensation program are to:

Align our executives’ compensation with our stockholders’ interests	Hold our executives accountable to stockholders	Assure that our total compensation program aligns with good corporate governance and best practices

Attract and retain exemplary executive talent who are able to succeed in our fast-paced, rapidly evolving company	Motivate our executives to achieve our financial and strategic business objectives by paying them for performance

We maintain governance and pay policies and compensation practices which align the long term interests of management with those of stockholders and corporate governance best practices:

• Majority independent Board	• Reasonable change in control protections

• Fully independent Compensation Committee	• No excise tax gross-ups

• Independent compensation consultant	• Reasonable severance benefits

• No compensation policies and programs that give rise to excessive risks	• Limited executive perquisites and benefits

• Annual say-on-pay vote (receiving 99% support in 2017)	• No hedging or pledging permitted by executive officers and directors

• Robust stock ownership guidelines for both executive officers and directors	• No repricing of stock options or stock appreciation rights

• Clawback of incentive-based compensation	• Majority vote director resignation policy

• Reasonable Board tenure and refreshment	• No single-trigger vesting of equity awards that are assumed in the event of a change in control

• Independent chairperson of the Board	• Regular executive sessions of independent directors

We strive to pay our executives based on performance.

•	Over 75% of our targeted 2017 compensation for our chief executive officer was in the form of performance-based bonuses or long-term equity awards.

•
In 2017, 105.9% of the target annual cash incentive bonus and 90.9% of the target performance-based RSUs were earned by our executives because our company achieved significant improvements in our financial and operational performance.

•	Our Compensation Committee made no major changes to our overall executive compensation program in 2017.

Please see the Compensation Discussion and Analysis section below for more information on our executive compensation program.

The Board recommends a vote “FOR” the advisory vote to approve the compensation of the Company’s named executive officers.

CROCS, INC.
7477 East Dry Creek Parkway
Niwot, Colorado 80503

2018 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING

Why did I receive these proxy materials?

Crocs, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”) is providing these proxy materials in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on June 5, 2018 at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado at 9:00 a.m.. Mountain Time, or at any postponement or adjournment thereof. This proxy statement will first be made available to stockholders on or about April 24, 2018.

Under the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. This proxy statement and our 2017 annual report to stockholders are available at www.proxyvote.com.

What is contained in this proxy statement?

This proxy statement relates to proposals to be voted on at our Annual Meeting, the process for voting, our Board of Directors and committees of our Board, information about the compensation of our directors and certain executive officers for the year ended December 31, 2017, as well as other important information. We encourage you to read this entire proxy statement prior to voting your shares.

Who is entitled to vote?

Stockholders of record of our common stock and our Series A convertible preferred stock (our “convertible preferred stock”) at the close of business on April 10, 2018 are entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were 68,280,822 shares of our common stock outstanding, for aggregate votes of 68,280,822 (or one vote per share), and there were 200,000 shares of our convertible preferred stock outstanding, for aggregate votes of 13,793,100 (or 68.9655 votes per share, which number is equal to the number of shares of common stock into which each such share of convertible preferred stock is convertible on the record date). Our common stock and convertible preferred stock will vote together as a single class, for aggregate votes of 82,073,922 on all matters at the Annual Meeting.

What constitutes a quorum at the Annual Meeting?

A quorum is required to conduct business at the Annual Meeting. The holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors must be present in person or by proxy at the Annual Meeting in order for a quorum to exist. Abstentions and broker non-votes count as present for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have the authority to do so without instructions from the beneficial owner. Shares represented by proxies that are marked withhold with respect to the election of our Class I directors will be counted as present in determining whether there is a quorum.

What am I voting on?

We are asking for your vote on the following three proposals at the Annual Meeting:

1.	The election of two Class I directors to serve until the 2021 Annual Meeting of Stockholders.

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

3.	An advisory vote to approve the compensation of our named executive officers.

How do I vote?

Vote by Internet

If you are a stockholder of record, you may vote your proxy over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if you requested printed copies of our proxy materials, by following the instructions on the printed proxy card you received. Most beneficial stockholders (“street name” holders) may vote by accessing the website specified on the voting instructions forms provided by their brokers, trustees, banks or other nominees.

Vote by Telephone

If you are a stockholder of record, you may vote your proxy by touch-tone telephone from within the U.S. by following the instructions on the Notice of Internet Availability of Proxy Materials or, if you requested printed copies of the proxy materials, by following the instructions on the printed proxy card. Most beneficial stockholders (“street name” holders) may vote by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks, or other nominees.

Vote by Mail

If you are a stockholder of record, you may vote your proxy by mail by requesting printed proxy cards and completing, signing, and dating the printed proxy cards and mailing them in the postage-paid envelope that will accompany the printed proxy materials. Beneficial owners (“street name” holders) may vote by completing, signing, and dating the voting instruction form provided and mailing it in the postage-paid envelopes accompanying the voting instruction forms.

What if I don’t provide voting instructions?

If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our Board. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, your broker, bank or other holder of record may not vote your uninstructed shares on any proposal other than Proposal 2.

Vote in Person at the Annual Meeting

All stockholders as of the close of business on April 10, 2018, the record date, can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you decide not to attend.

What vote is required for the proposals to pass?

If a quorum is present at the Annual Meeting, the following vote is required for approval of each matter to be voted on.

Proposal 1 - Election of Directors The two Class I director nominees receiving the highest number of “for” votes cast in person or by proxy at the Annual Meeting will be elected as directors. Proxies marked withhold and broker non-votes will have no effect on the outcome of this proposal. Cumulative voting is not permitted. See “Corporate Governance - Majority Vote Director Resignation Policy” (below) regarding the requirement that director nominees tender their resignation if they receive a greater number of votes “withheld” from their election than votes “for” such election.

Proposal 2 - Ratification of Appointment of Deloitte & Touche LLP The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on the proposal is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Abstentions will have the effect of voting against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal 3 - Advisory Vote to Approve the Compensation of our Named Executive Officers The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on the proposal is required to approve the advisory resolution to approve the compensation of our named executive officers. Abstentions will have the effect of voting against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Approval of All Other Proposals With respect to any other matters properly brought before the Annual Meeting, the affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on such proposals will be the act of the stockholders. Abstentions will have the effect of voting against these proposals. Broker non-votes will have no effect on the outcome of these proposals.

What are the Board’s Recommendations?

Our Board of Directors’ recommendation is set forth together with the description of each proposal. In summary, our Board of Directors recommends a vote:

•	FOR the election of each of the Class I director nominees (Proposal 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal 2); and

•	FOR the advisory vote to approve the compensation of our named executive officers (Proposal 3).

What if I don’t provide voting instructions?

Whether or not you are able to personally attend the Annual Meeting, you are encouraged to vote your shares as instructed in the Notice of Internet Availability of Proxy Materials. Shares represented by properly executed methods, and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting as directed in the proxy. If no directions are specified, such proxies will be voted FOR each of Proposals 1, 2 and 3 and in the best judgment of the proxy holders as to other matters that may properly come before the Annual Meeting.

If your shares are held in the name of a bank or brokerage firm, your bank or broker will send you a separate package describing the procedures and options for voting your shares. You should follow the instructions provided by your bank or brokerage firm. On routine matters, such as the ratification of the appointment of our independent registered public accounting firm, your broker will vote your shares for you at his or her discretion if you do not instruct your broker how to vote. For non-routine matters, which include all other matters to be voted upon at the Annual Meeting, your broker may not vote your shares without specific voting instructions from you.

Can I change my vote after I have voted?

Any stockholder giving a proxy has the power to revoke the proxy, or change the proxy, at any time before the proxy is voted at the Annual Meeting by (i) re-voting online at www.proxyvote.com or by telephone, (ii) sending another properly executed proxy bearing a later date or a written notice of revocation of the proxy to Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503 or (iii) voting in person at the Annual Meeting.

Who pays for the solicitation of proxies for the Annual Meeting?

Our Board is soliciting the proxies for the Annual Meeting. We will bear the entire cost of this proxy solicitation. We have retained the services of Okapi Partners LLC, a professional proxy solicitation firm, to aid in the solicitation of proxies. Okapi Partners may solicit proxies by personal interview, mail, telephone, facsimile, email or otherwise. We will pay Okapi Partners its customary fee, estimated to be approximately $8,500, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. We may also reimburse brokers, custodians, nominees and other fiduciaries for normal handling charges incurred for forwarding proxy materials to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, email or otherwise by our directors, officers and other employees, who will receive no additional compensation for such services.

PROPOSAL 1 - ELECTION OF DIRECTORS
Board Composition
Our Board currently consists of eight members divided into three classes, with each director elected to a three-year term. Under our amended and restated bylaws, each of our directors holds office until his or her successor has been elected and qualified or until such director’s earlier resignation or removal.

Class I terms expire at the 2018 annual meeting:
Ronald L. Frasch
Andrew Rees
Gregg Ribbatt
Class II terms expire at the 2019 annual meeting:
Ian M. Bickley
Doreen A. Wright
Douglas Treff
Class III terms expire at the 2020 annual meeting:
Prakash A. Malwani
Thomas J. Smach
On January 27, 2014, we issued to Blackstone Capital Partners VI L.P. (“Blackstone”) and certain of its permitted transferees (including Mr. Ribatt), an aggregate of 200,000 shares of our Series A convertible preferred stock for an aggregate purchase price of $198 million, or $990 per share, pursuant to an Investment Agreement between us and Blackstone, dated December 28, 2013 (as amended, the “Investment Agreement”). The Investment Agreement grants Blackstone certain rights to designate directors to serve on the Board. For so long as Blackstone and its permitted transferees (i) beneficially own at least 95% of the convertible preferred stock or the as-converted common stock purchased pursuant to the Investment Agreement or (ii) maintain beneficial ownership of at least 12.5% of our outstanding common stock (the “Two-Director Threshold”), Blackstone will have the right to designate for nomination two directors to the Board. For so long as Blackstone and its permitted transferees beneficially own shares of convertible preferred stock or the as-converted common stock purchased pursuant to the Investment Agreement that represent less than the Two-Director Threshold but more than 25% of the number of shares of the as-converted common stock purchased pursuant to the Investment Agreement, Blackstone will have the right to designate for nomination one director to the Board. Blackstone’s ownership currently exceeds the Two-Director Threshold. Mr. Melwani was designated by Blackstone for election to the Board in accordance with the terms of the Investment Agreement. Blackstone may choose to nominate a second director in the future.

At each annual meeting of stockholders, the successors to directors whose terms expire at such meeting will be elected, or such directors will be re-elected, and will serve from the time of election and qualification until the third annual meeting following their election or until their successors are duly elected and qualified. The current authorized number of directors is nine. The authorized number of directors may be changed by resolution of the Board, subject to the terms of the Investment Agreement and the certificate of designations of the convertible preferred stock. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the Board can be filled by resolution of the Board.

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated Messrs. Frasch and Rees for re-election as Class I directors to serve for a three-year term expiring at the 2021 annual meeting of stockholders. Mr. Ribbatt has not been nominated for re-election and his term will expire at the Annual Meeting.

A stockholder cannot vote for more than two nominees. Each of the director nominees has consented to serve for a three-year term. We do not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or will not serve for any reason, all proxies will be voted for the election of a substitute nominee as the Board may recommend.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE‑NAMED NOMINEES FOR DIRECTOR

Class I Director Nominees

Class I Directors

Ronald L. Frasch (Class I)
Mr. Frasch, age 69, has served as a member of the Board since October 2006 and as our Lead Director from November 2012 to January 2016. Since February 2014, Mr. Frasch has served as Operating Partner at Castanea Partners, a private equity firm. From June 2014 to June 2015, Mr. Frasch served as a director of EVINE Live, Inc., a Nasdaq-listed digital commerce company. Mr. Frasch served as President and Chief Merchandising Officer of Saks Fifth Avenue, a division of Saks, Incorporated, a NYSE-listed luxury fashion retailer, from February 2007 until the merger of Saks, Incorporated with Hudson’s Bay Company in November 2013. From November 2004 until January 2007, he held the post of Vice Chairperson and Chief Merchant of Saks Fifth Avenue. From January 2004 to November 2004, he was employed by Saks in a non-executive capacity. From April 2000 to January 2004, Mr. Frasch served as Chairperson and Chief Executive Officer of Bergdorf Goodman (a subsidiary of Neiman Marcus Group, Inc.) and served as President of GFT North America (a subsidiary of Gruppo GFT, based in Turin, Italy, a global producer, marketer, and distributor of fine men’s and women’s clothing, sportswear, and furnishings) from 1996 to 2000. Mr. Frasch also served as President and Chief Executive Officer of Escada USA from 1994 to 1996.
Mr. Frasch has extensive executive expertise in the fashion retail industry, which is valuable to the Board and management in understanding the consumer retail and fashion industry, including current buying trends by our wholesale customers.

Andrew Rees (Class I)
Andrew Rees, age 51, has served as a member of the Board since June 2017 and is currently the President, CEO and Principal Executive Officer of Crocs, Inc., overseeing the brand’s global strategy and operations. Mr. Rees joined Crocs as President in June 2014, and became CEO in June 2017. Mr. Rees has more than 25 years of experience in the footwear and retail industry. Prior to joining Crocs, Mr. Rees served as Managing Director of L.E.K. Consulting in Boston where he founded and led the firm’s Retail and Consumer Products Practice for 13 years. While at L.E.K., Mr. Rees served as a consultant for Crocs from 2013 to 2014, supporting the development and execution of the company’s strategic growth plan. Previously, Mr. Rees served as Vice President of Strategic Planning and Vice President of Retail Operations for Reebok International. He also held a variety of positions at Laura Ashley from 1994 to 1996.
Mr. Rees has extensive executive expertise in the footwear and retail industry and day-to-day knowledge of our operations as Chief Executive Officer.

Information About Continuing Directors
Class II Directors

Ian M. Bickley (Class II)
Mr. Bickley, age 54, has served as a member of the Board since April 2015. Mr. Bickley has served as President, Global Business Development and Strategic Alliances for Tapestry, Inc. (“Tapestry”), formerly named Coach, Inc., a leading New York design house of modern luxury accessories and lifestyle collections, since July 2017. Prior to his current role with Tapestry, Mr. Bickley served as President, International Group of Tapestry from August 2013 to July 2017, as President, Tapestry International from February 2006 to August 2013, President and Chief Executive Officer, Tapestry Japan from August 2001 to January 2006, Vice President, Tapestry Japan from 1997 to 2001 and other successively senior positions since joining Tapestry in May 1993.
Mr. Bickley brings more than 25 years of global retail and brand building experience to the Board. Since joining Tapestry in 1993, Mr. Bickley has been an important architect in the development and execution of its international businesses, through direct retail, wholesale and distributor-run businesses. Mr. Bickley also oversees development of all new and emerging markets globally for the Coach brand. This experience provides the Board with significant expertise and perspective relating to global retail operations, emerging markets and branding.

Doreen A. Wright (Class II)
Ms. Wright, age 61, has served as a member of the Board since June 2011. She served as Senior Vice President and Chief Information Officer of Campbell Soup Company from 2001 to 2008. Ms. Wright also served as Interim Chief of Human Resources for Campbell Soup Company in 2002. From 1999 to 2001, Ms. Wright served as Executive Vice President and Chief Information Officer for Nabisco Inc. From 1995 to 1998, Ms. Wright held the position of Senior Vice President, Operations & Systems, Prudential Investments, for Prudential Insurance Company of America. Prior to that, she held various positions with American Express Company, Bankers Trust Corporation and Merrill Lynch & Co. From 2012 to 2017, Ms. Wright served on the Board of Directors of the WhiteWave Foods Company. From 2009 to 2013, Ms. Wright served on the Board of Directors of Dean Foods Company, a leading food and beverage company. In addition, Ms. Wright served on the Board of Directors of Citadel Broadcasting Corporation from 2010 to 2011, where she chaired the Compensation Committee; The Oriental Trading Company from 2008 to 2011, where she served on the Audit and Compensation Committees; Yankee Candle Company from 2003 to 2007, where she served on the Compensation and Audit Committees; and Conseco, Inc. from 2007 to 2010, where she served on the Audit and Enterprise Risk Committee.
Ms. Wright brings more than 30 years of leadership experience in the financial services and consumer products industries, with emphasis in the area of information technology, operations, and human resources. Ms. Wright also has extensive experience as a public company director, including service on audit, compensation and corporate governance committees.

Douglas J. Treff (Class II)
Mr. Treff, age 60, has served as a member of the Board since June 2016. He currently serves as the Senior Vice President and Chief Financial Officer of World Vision, Inc., an international relief and development organization. He served as Executive Vice President and Chief Administrative Officer of Payless Holdings, Inc. from September 2007 to July 2015 and also as its Chief Financial Officer from 2012 to 2015. Mr. Treff served as Executive Vice President and Chief Administrative Officer of Sears Canada Inc. from 2006 to 2007, having been seconded to Sears Canada from Sears Holdings. Mr. Treff served as the Senior Vice President and Chief Financial Officer of Deluxe Corporation from 2000 to 2006. From 1990 to 2000, he held Chief Financial Officer and other leadership roles in finance at Wilsons The Leather Experts Inc., including serving as Vice President, Finance of Wilsons since 1993 and as Chief Financial Officer and Assistant Secretary since 1996.
Mr. Treff brings significant knowledge and expertise in accounting, finance, information technology and operations in the global retail industry. As a chief financial officer or chief administrative officer for more than 20 years, Mr. Treff has extensive experience in SEC reporting, risk management and the footwear industry, which makes him well suited to serve as the chairperson of our Audit Committee. This experience provides the Board with significant expertise and perspective relating to financial management, audit committee oversight, and global retail operations.

Class III Directors

Thomas J. Smach (Class III)
Mr. Smach, age 57, has served as the Chairperson of the Board since June 2011, and as a member of the Board since April 2005. Since 2008, Mr. Smach has been a co-founding partner of Riverwood Capital Management, a private equity firm. From January 2005 to June 2008, Mr. Smach served as the Chief Financial Officer of Flextronics International (“Flextronics”), a NASDAQ-listed electronics manufacturing services (EMS) provider. From April 2000 to December 2004, Mr. Smach served as Senior Vice President-Finance of Flextronics. From 1997 to April 2000, he served as the Senior Vice President, Chief Financial Officer and Treasurer of The Dii Group, Inc., an EMS provider and publicly-traded company that merged with Flextronics in early 2000. In addition to currently serving on the board of various private companies around the world, Mr. Smach also served on the board of various public companies in both the United States and Germany. Mr. Smach is a certified public accountant (inactive).
Mr. Smach has extensive accounting and financial management experience having served as the chief financial officer of global public companies and on the boards of both public and private companies. In addition, Mr. Smach has significant experience with international manufacturing and business from his leadership positions at Riverwood Capital Management and Flextronics. This experience is useful in light of our international operations. Mr. Smach is also well versed in SEC compliance and risk oversight, which makes him particularly well suited to serve on our Audit Committee and as the Board’s Chairperson.

Prakash A. Melwani (Class III)
Mr. Melwani, age 59, is a Blackstone director designee and has served as a member of the Board since January 2014. Mr. Melwani is a Senior Managing Director at Blackstone Group, L.P. and is based in New York. He is the Chief Investment Officer of the Private Equity Group and chairs each of its Investment Committees. Since joining Blackstone in 2003, Mr. Melwani has led Blackstone’s investments in Crocs, Inc., Kosmos Energy, Foundation Coal, Texas Genco, Ariel Re, Pinnacle Foods, RGIS Inventory Specialists, Performance Food Group and Ascend Learning. Before joining Blackstone, Mr. Melwani was a founding partner of Vestar Capital Partners and served as its Chief Investment Officer. Mr. Melwani currently serves on the Board of Directors of Ascend Learning, RGIS Inventory Specialists and Blackstone strategic partner, Patria. Mr. Melwani served on the Board of Directors of Pinnacle Foods, Inc. through December 2015, Kosmos Energy through May 2017 and Performance Food Group through June 2017.
Mr. Melwani’s significant knowledge and expertise in finance, business, and strategic investments provide a valuable perspective to the Board. In addition, Mr. Melwani brings to the Board extensive leadership experience through his service on the boards of various companies, including other public companies in the consumer goods industry.

CORPORATE GOVERNANCE

We are committed to maintaining sound corporate governance practices. The Board has formalized several policies, procedures and standards of corporate governance, including our Corporate Governance Guidelines, some of which are described below. We continue to monitor best practices and legal and regulatory developments with a view to further revising our governance policies and procedures, as appropriate.

Corporate Governance Guidelines
In 2005, the Board adopted the Crocs, Inc. Corporate Governance Guidelines, which are designed to assure the continued vitality of the Board and excellence in the execution of its duties. Our Corporate Governance Guidelines establish the practices and procedures of the Board with respect to board composition and member selection, board independence, board meetings and involvement of senior management, management succession planning, board committees and the evaluation of senior management and the Board. The Board periodically reviews our Corporate Governance Guidelines and updates them as necessary to reflect improved corporate governance practices and changes in regulatory requirements. A copy of our Corporate Governance Guidelines is available in the “Investor Relations” section of our website at www.crocs.com.

Majority Vote Director Resignation Policy
Our Corporate Governance Guidelines contain a Director Resignation Policy. Under this policy, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation to the Board following certification of the stockholder vote. Within 90 days following the certification of the vote, the independent directors on the Board would consider the offer of resignation and determine whether to accept or reject the tendered resignation. This policy does not apply in contested elections.

Director Independence
NASDAQ listing standards require that the Board consist of a majority of independent directors. The Board has determined that Messrs. Bickley, Frasch, Melwani, Smach, and Treff and Ms. Wright are independent directors as defined by NASDAQ listing standards.
The Board makes a determination regarding the independence of each director annually based on relevant facts and circumstances. Applying the standards and independence criteria defined by the NASDAQ listing standards, the Board has made a determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.
In making its determination of Mr. Melwani’s independence, the Board considered Mr. Melwani’s role as a Senior Managing Director of the Blackstone Group.

Communicating with Directors
Stockholders or other interested parties who wish to communicate with the Board or with specified individual directors may do so by mailing such written communication to: Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503. The Corporate Secretary will review all correspondence and will forward to the Board or an individual director a summary of the correspondence received and copies of correspondence that the Corporate Secretary determines is required to be directed to the attention of the Board or such individual director. The Board or any individual director may at any time request copies and review all correspondence received by the Corporate Secretary that is intended for the Board or such individual director.

Board Leadership
The Board does not have a policy regarding separation of the roles of Chief Executive Officer and Chairperson of the Board. The Board believes it is in our best interests to make that determination based on current circumstances. The Board has determined that an independent director serving as Chairperson is in the best interests of our stockholders at this time. This structure ensures a greater role of independent directors in the active oversight of our business, including risk management oversight, and in setting agendas and establishing Board priorities and procedures. This structure also allows the Chief Executive Officer to focus to a greater extent on the management of our day-to-day operations.

Risk Oversight
The full Board is actively involved in oversight of risks that could affect us. The Board implements its risk oversight function both as a whole and through delegation to its committees. These committees meet regularly and report back to the full Board. The Audit Committee has primary oversight responsibility with respect to financial risks as well as oversight responsibility for our overall risk assessment and risk management policies and systems. The Audit Committee oversees our procedures for the receipt, retention, and treatment of complaints relating to accounting and auditing matters and oversees our management of legal and regulatory compliance systems. The Audit Committee regularly interacts with our accounting and legal personnel, internal audit team, and our outside auditors in fulfillment of this oversight function. The Compensation Committee oversees risks relating to our compensation plans and programs. The Compensation Committee has reviewed and considered our compensation policies and programs in light of the Board’s risk assessment and management responsibilities and will do so in the future on an annual basis. The Compensation Committee believes that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us. The Compensation Committee also, on at least an annual basis, considers and evaluates the independence and potential conflicts of interest of its advisors, including our compensation consultants, Meridian Compensation Partners. The Information Technology Committee oversees risks related to our information technology systems, processes and procedures, including risk related to cybersecurity.
The Chief Legal and Administrative Officer serves as our chief compliance officer, and is charged with oversight of our enterprise risk management program and assessing and managing our legal, regulatory, and other compliance obligations on a global basis. The Chief Legal and Administrative Officer regularly reports to the Audit Committee, and the full Board as appropriate, regarding our enterprise risk management program and legal and compliance affairs. The Chief Legal and Administrative Officer and Chief Financial Officer also coordinate the day-to-day risk management process and report directly to the Audit Committee. The internal audit team performs an enterprise risk assessment annually, and updates the Audit Committee regarding our risk analyses, assessments, risk mitigation strategies, and activities. Senior management updates the Audit Committee at least annually, or more frequently as needed, regarding our directors and officers insurance coverage and on matters regarding certain financial risks.

Worldwide Code of Ethics and Committee Charters
We have adopted a Worldwide Code of Ethics that applies to all directors and employees, including our principal executive, financial, and accounting officers. The Worldwide Code of Ethics is posted in the “Investor Relations” section of our website at www.crocs.com. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of our Worldwide Code of Ethics that apply to our directors and principal executive, financial, and accounting officers by posting such information on our website. The Audit Committee Charter, Compensation Committee Charter, Governance and Nominating Committee Charter, and Information Technology Committee Charter are also available in the “Investor Relations” section of our website at www.crocs.com. Any person may request a copy of the Worldwide Code of Ethics or committee charters free of charge by submitting a written request to: Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

During 2017, the Board met nine times, and all directors who served during 2017 attended 75% or more of the Board’s meetings and the meetings of the Board committees on which they served. We encourage, but do not require, our directors to attend the annual meeting of stockholders. Messrs. Frasch, Ribatt, Smach, and Treff and Ms. Wright attended our 2017 Annual Meeting of Stockholders.

We believe our current Board is highly qualified and active, consisting of directors with a diverse set of relevant experience, qualifications, and skills.

Average Director Tenure: 5 Years	Average Director Age: 58

Board Committees

The Board has the authority to appoint committees to perform certain management and administrative functions and has established the following committees.

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee	Information Technology Committee
Thomas J. Smach*	✓		✓
Ian Bickley		✓
Ronald L. Frasch	✓		✓**
Prakash A. Melwani		✓	✓
Andrew Rees
Gregg S. Ribatt				✓
Doreen A. Wright		✓**		✓**
Douglas J. Treff	✓**			✓
* Chairman of the Board
**Chairperson of the Committee

Audit Committee

The current members of the Audit Committee are Messrs. Treff (Chairperson), Frasch and Smach. The Audit Committee met ten times in 2017. The functions of the Audit Committee include oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the performance, qualifications and independence of our independent auditors, and the performance of our internal audit function. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, termination, and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or related work. The purpose and responsibilities of the Audit Committee are set forth in the Audit Committee Charter.

All of the members of the Audit Committee are independent, as determined in accordance with NASDAQ listing standards applicable to Audit Committee members and relevant federal securities laws and regulations. The Board has determined that Messrs. Treff and Smach qualify as “audit committee financial experts” as defined by the applicable regulations of the SEC.

Compensation Committee

The current members of the Compensation Committee are Ms. Wright (Chairperson) and Messrs. Bickley and Melwani. The Compensation Committee met seven times in 2017. The Compensation Committee has overall responsibility for defining, articulating, evaluating, and approving our executive officer compensation, benefits, severance, equity-based or other compensation plans, policies, and programs. The Compensation Committee is also responsible for approving our Compensation Discussion and Analysis for inclusion in this proxy statement. The purpose and responsibilities of our Compensation Committee are set forth in the Compensation Committee Charter.

All of the members of the Compensation Committee are independent, as determined in accordance with NASDAQ listing standards applicable to Compensation Committee members and relevant federal securities laws and regulations.

Pursuant to its charter, the Compensation Committee has the authority to, among other things: (i) establish, monitor, and approve our overall compensation strategy and philosophy; (ii) review and approve annually corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and to approve the Chief Executive Officer’s compensation; (iii) oversee management’s decisions concerning the performance and compensation of other executive officers; (iv) oversee the compensation structure for our employees generally; (v) review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; (vi) supervise the administration of our equity-based incentive plans, including the authorization of equity grants under such plans; (vii) review and recommend to the Board the terms of written employment agreements, post-employment consulting agreements and severance arrangements for executive officers; (viii) assist the Board in developing and evaluating potential candidates for executive officer positions and oversee the development of succession plans for executive officers; (ix) review and recommend to the Board compensation to be paid to our outside directors; and (x) review and evaluate the relationship between our incentive compensation arrangements and our corporate strategy and risk management policies and practices.

The Compensation Committee sets the Chief Executive Officer’s compensation. The Compensation Committee also reviews the recommendations of the Chief Executive Officer with respect to compensation of the other named executive officers and, after reviewing such recommendations, sets the compensation of the other named executive officers. The Compensation Committee relies on its judgment when making compensation decisions after reviewing our performance and evaluating each executive’s performance against established goals, leadership ability and responsibilities, and current compensation arrangements. When evaluating total compensation for each of our executive officers, the Compensation Committee reviews the executive officer’s current compensation, including equity- and non-equity-based compensation. The Compensation Committee also evaluates surveys and other available data regarding the executive compensation programs of comparative companies. The compensation program for executive officers and the Compensation Committee assessment process are designed to be flexible so as to better respond to the evolving business environment and individual circumstances. See “Risk Oversight” (above) for the Compensation Committee’s evaluation of our compensation program risk.

During 2017, the Compensation Committee engaged an outside independent compensation consultant, Meridian Compensation Partners (“Meridian”), to provide consulting services to the Compensation Committee in connection with 2018 executive compensation matters. See “Compensation Discussion and Analysis” for further discussion.

Meridian does not provide any services to management. Prior to engaging Meridian, the Compensation Committee considered their independence in accordance with the terms of the Compensation Committee Charter and NASDAQ listing requirements. The Compensation Committee determined that Meridian is independent and did not identify any conflicts of interest.

Governance and Nominating Committee

The current members of the Governance and Nominating Committee are Messrs. Frasch (Chairperson), Melwani, and Smach. The Governance and Nominating Committee met four times in 2017. The Governance and Nominating Committee assists the Board in promoting our best interests and those of our stockholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the Governance and Nominating Committee identifies individuals qualified to become board members and recommends to the Board the director nominees for election at each annual meeting of stockholders. It also reviews the qualifications and independence of the members of the Board and its various committees and makes any recommendations the Governance and Nominating Committee members may deem appropriate concerning any changes in the composition of the Board and its committees. The Governance and Nominating Committee also recommends to the Board the corporate governance guidelines and standards regarding the independence of outside directors applicable to us and reviews the provisions of the Governance and Nominating Committee Charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any applicable legal or regulatory requirements and the NASDAQ listing standards. The Governance and Nominating Committee also monitors and leads the Board in its periodic review of the Board’s performance.

The purpose and responsibilities of our Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter. All of the members of the Governance and Nominating Committee are independent, as determined in accordance with the NASDAQ listing standards.

Director Nomination Process and Director Qualifications

Except with respect to director nominees designated by Blackstone pursuant to the Investment Agreement, as described above, the Governance and Nominating Committee’s process for identifying potential director candidates and the factors considered by the Governance and Nominating Committee in evaluating potential candidates are described below. In identifying potential director candidates, the Governance and Nominating Committee relies on recommendations from a number of sources, including current directors and officers. The Governance and Nominating Committee may also hire outside consultants, search firms or other advisors to assist in identifying director candidates. The Governance and Nominating Committee will consider director candidates recommended by stockholders on the same basis as it considers other candidates. Any stockholder wishing to recommend a candidate for consideration by the Governance and Nominating Committee may do so by submitting a written recommendation to the Governance and Nominating Committee in accordance with the procedures set forth under “Other Matters-Stockholder Proposals and Nominations for 2019 Annual Meeting.”

In evaluating a candidate for director, our Governance and Nominating Committee considers, among other things, the candidate’s judgment, knowledge, integrity, diversity, expertise, and business and industry experience, and other expertise, which are likely to enhance the Board’s ability to govern our affairs and business. We do not have a separate policy regarding consideration of diversity in identifying director nominees but the Governance and Nominating Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess a broad perspective and the appropriate talent, skills and expertise to oversee our business. The Governance and Nominating Committee also takes into account independence requirements imposed by law or regulations (including the NASDAQ listing standards). In the case of director candidates recommended by stockholders, the Governance and Nominating Committee may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the recommended director nominee.

Information Technology Committee

The current members of the Information Technology Committee are Ms. Wright (Chairperson), Mr. Treff and Mr. Ribatt, along with Mike O’Hair, an employee of FCM, LLC. The Information Technology Committee met four times in 2017. The Information Technology Committee oversees major information technology (“IT”) related strategies, projects and technology architecture decisions. The Information Technology Committee also monitors whether our IT programs effectively support our business objectives and strategies and reports to the Board on IT related matters. The Information Technology Committee is also tasked with evaluating our significant IT strategies, and oversight of management in its management of risks related to our IT systems, processes and procedures, including risk related to cybersecurity. The purpose and responsibilities of the Information Technology Committee are set forth in its charter.

EXECUTIVE OFFICERS
Our executive officers as of April 10, 2018 include the following individuals:

Name	Age	Position(s)
Andrew Rees	51	President and Chief Executive Officer
Daniel P. Hart	59	Executive Vice President, Chief Legal and Administrative Officer
Carrie W. Teffner	51	Executive Vice President and Chief Financial Officer

Mr. Rees’ biographical information is disclosed above under “Proposal 1-Election of Directors.”

Daniel P. Hart has served as our Executive Vice President, Chief Legal and Administrative Officer since January 2010. From June 2009 through December 2009, he served as our Executive Vice President of Administration and Corporate Development. Prior to joining us, Mr. Hart was employed by Océ North America, a digital printing and document management division of Océ, N.V., a manufacturing and engineering company publicly traded on the Euronext Amsterdam stock exchange, where he served as Senior Vice President and General Counsel from 2006 to 2009. From 2004 to 2006, Mr. Hart served as Senior Vice President - General Counsel and Human Resources for Invensys Controls, a global manufacturing and engineering operation within Invensys plc, a public U.K. conglomerate. From 2002 to 2004, Mr. Hart served as Chief Staff Officer for the Development Division of Invensys, a large portfolio of disposal companies within Invensys plc. Previously, Mr. Hart’s experience included service in senior legal positions at Dictaphone Corporation and Brooke Group Ltd. and private legal practice in New York City.

Carrie W. Teffner has served as our Executive Vice President and Chief Financial Officer since December 2015. She also served as a member of our Board from June 2015 to December 2015. From June 2013 through June 2015, she served as Executive Vice President and Chief Financial Officer of PetSmart, Inc., a specialty provider of pet products and services. Prior to joining PetSmart, Ms. Teffner served as Executive Vice President and Chief Financial Officer at Weber-Stephen Products LLC, a manufacturer of charcoal and gas grills and accessories, from October 2011 to May 2013. Prior to that, she served as Senior Vice President and Chief Financial Officer for The Timberland Company, a manufacturer and retailer of outdoors wear, from September 2009 to September 2011. From 1988 to 2009, she worked in various leadership roles at Sara Lee Corporation, a consumer goods company, including Senior Vice President and Chief Financial Officer, Sara Lee International Household and Body Care; Senior Vice President and Chief Financial Officer, Sara Lee Foodservice; and Senior Vice President, Financial Planning and Analysis and Treasurer, Sara Lee Corporation.

BENEFICIAL OWNERSHIP OF OUR SECURITIES

Ownership by Our Directors, Executive Officers, and Greater than 5% Stockholders

The following table sets forth information with respect to the beneficial ownership of our common stock and convertible preferred stock as of March 31, 2018 by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our outstanding common stock or convertible preferred stock;

•	each current director or nominee;

•	each of the current named executive officers listed in the Summary Compensation Table below; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing a person’s percentage ownership of common stock, (a) shares of common stock subject to options or restricted stock units held by that person that are currently exercisable, or exercisable (or, in the case of restricted stock units, scheduled to vest and settle) within 60 days after March 31, 2018, and (b) shares of common stock into which shares of convertible preferred stock are convertible, are deemed to be outstanding and beneficially owned by that person. None of these shares, however, are deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. Percentage ownership is based on 68,245,963 shares of our common stock and 200,000 shares of our convertible preferred stock outstanding on March 31, 2018. Unless otherwise indicated below, the address for each director and named executive officer listed below is in care of Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

	Common Stock		Series A Convertible Preferred Stock
Name of Beneficial Owner	Shares	Percent	Shares	Percent
5% Stockholders:
Blackstone Capital Partners VI L.P.(1)	2,479	*	200,000	100%
AllianceBernstein L.P. (2)	7,118,192	10.4%	—	—
Blackrock, Inc.(3)	9,106,707	13.3%	—	—
The Vanguard Group(4)	6,186,735	9.1%	—	—
Dimensional Fund Advisors LP.(5)	4,226,550	6.2%	—	—
Directors:
Ian M. Bickley	65,558	*	—	—
Ronald L. Frasch	109,809	*	—	—
Prakash A. Melwani	—	*	—	—
Gregg S. Ribatt(6)	255,047	*	1,000	*
Thomas J. Smach(7)	282,457	*	—	—
Douglas J. Treff	54,076	*	—	—
Doreen A. Wright(8)	52,218	*	—	—
Officers:
Andrew Rees(9)	289,205	*	—	—
Carrie W. Teffner	109,489	*	—	—
Daniel P. Hart(10)	233,601	*	—	—
All current directors and executive officers as a group(11)	1,451,460	2.1%	1,000	*

*	Less than 1%

(1)
Reflects 198,503 shares of convertible preferred stock directly held by Blackstone Capital Partners VI L.P. (“BCP VI”), 497 shares of convertible preferred stock directly held by Blackstone Family Investment Partnership VI-ESC L.P., and 2,479 shares of common stock directly held by Blackstone Management Partners L.L.C., an indirect subsidiary of The Blackstone Group L.P. Also reflects 1,000 shares of convertible preferred stock held directly by Mr. Ribatt that BCP VI may be deemed to beneficially own pursuant to an Assignment and Assumption Agreement between Gregg S. Ribatt and BCP VI.

Blackstone Management Associates VI L.L.C. is the general partner of BCP VI. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. Blackstone Holdings III L.P. is the managing member of BMA VI L.L.C. BCP VI Side-by-Side GP L.L.C. is the general partner of Blackstone Family Investment Partnership VI-ESC L.P. Blackstone Holdings III L.P. is the managing member of BCP VI Side-by-Side GP L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. The Blackstone Group L.P. is the sole member of Blackstone Holdings III GP Management
L.L.C. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities (other than BCP VI, Blackstone Family Investment Partnership VI-ESC L.P. and Blackstone Management Partners L.L.C. to the extent of each of their direct holdings) and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by BCP VI, Blackstone Family Investment Partnership VI-ESC L.P. and Blackstone Management Partners L.L.C. to the extent directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. The address of each of Mr. Schwarzman and each of the entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2018. The address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, New York 10105.

(3)	Based solely on a Schedule 13G/A filed with the SEC on January 19, 2018. The address for Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2018. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2018.The address for Dimensional Fund Advisors LP. is 6300 Bee Cave Road, Austin, Texas, 78746.

(6)
Includes 1,000 shares of convertible preferred stock held directly by Mr. Ribatt that BCP VI may be deemed to beneficially own pursuant to an Assignment and Assumption Agreement between Mr. Ribatt and BCP VI.

(7)
Shares beneficially owned include (i) 92,500 shares subject to options exercisable within 60 days of March 31, 2018; (ii) 70,310 restricted stock units that become immediately vested upon the earlier of Mr. Smach’s separation of service from the Board or upon a change in control; and (iii) 12,200 shares held as custodian for Mr. Smach’s child under the New York Uniform Gifts to Minors Act, over which Mr. Smach exercises voting and investment power.

(8)	Includes 42,251 restricted stock units that become immediately vested upon the earlier of Ms. Wright’s separation of service from the Board or upon a change in control.

(9)	Includes 289,205 shares held by the V&M Rees Revocable Trust, in which Mr. Rees in a trustee and exercises voting and investment power.

(10)	Shares beneficially owned include 20,831 shares subject to options exercisable within 60 days of March 31, 2018.

(11)
Shares beneficially owned include 113,331 shares of common stock subject to options that are exercisable or issuable within 60 days of March 31, 2018 and 112,561 restricted stock units that become immediately vested upon certain directors’ separation of service from the Board or upon a change in control

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers and persons who own more than ten percent of our common stock to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of our common stock.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from certain of our officers and directors that no other reports were required, we believe that all required reports of our officers, directors and greater than ten percent stockholders under Section 16(a) were timely filed during the year ended December 31, 2017 other than Form 4s for Ms. Teffner and Messrs. Rees and Hart relating to their annual RSU grants.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transactions

Investment Agreement with Blackstone

On January 27, 2014, we issued to Blackstone and certain of its permitted transferees (together with Blackstone, the “Blackstone Purchasers”), 200,000 shares of our Series A convertible preferred stock for an aggregate purchase price of $198 million, or $990 per share, pursuant to the Investment Agreement. In connection with the issuance of the convertible preferred stock (the “Closing”) and pursuant to the Investment Agreement, we paid Blackstone a closing fee of $2 million and reimbursed Blackstone’s transaction fees and expenses of approximately $4 million. As of March 31, 2018, the Blackstone Purchasers collectively owned all of our outstanding shares of convertible preferred stock and, on an as-converted basis, approximately 16.8% of our outstanding common stock. Mr. Ribatt was a permitted transferee of Blackstone and purchased 1,000 shares of our Series A convertible preferred stock.

As discussed above under “Proposal 1 - Election of Directors,” the Investment Agreement grants Blackstone certain rights to designate directors to serve on our Board. For so long as the Blackstone Purchasers (i) beneficially own at least 95% of our convertible preferred stock or the as-converted common stock purchased pursuant to the Investment Agreement or (ii) maintain beneficial ownership of at least 12.5% of our outstanding common stock (the “Two-Director Threshold”), Blackstone will have the right to designate for nomination two directors to our Board. For so long as the Blackstone Purchasers beneficially own shares of our convertible preferred stock or the as-converted common stock purchased pursuant to the Investment Agreement that represent less than the Two-Director Threshold but more than 25% of the number of shares of the as-converted common stock purchased pursuant to the Investment Agreement, Blackstone will have the right to designate for nomination one director to our Board. The directors designated by Blackstone are entitled to serve on Board committees, subject to applicable law and stock exchange rules. Blackstone’s ownership currently exceeds the Two-Director Threshold. Blackstone designated Mr. Melwani for nomination to our Board. Blackstone may choose to nominate a second director in the future.

Pursuant to the Investment Agreement, Blackstone is subject to certain standstill restrictions which generally restrict Blackstone from acquiring more than 25% of our outstanding common stock until the date on which Blackstone is no longer entitled to designate any directors to our Board. In addition, subject to certain customary exceptions, Blackstone was restricted from transferring any shares of the convertible preferred stock until the second anniversary of the Closing and, for so long as any convertible preferred stock is outstanding, may not transfer any shares of convertible preferred stock to certain of our competitors (as defined in the Investment Agreement) or holders of 25% or more of our common stock. Blackstone also has certain preemptive rights and information rights under the Investment Agreement, which are subject to certain conditions.

Series A Convertible Preferred Stock Certificate of Designations

Pursuant to the Certificate of Designations of Series A Convertible Preferred Stock filed with the Delaware Secretary of State on January 24, 2014, which establishes the designations, preferences, and other rights of the convertible preferred stock:

•	The convertible preferred stock ranks senior to our common stock with respect to dividend rights and rights on liquidation, winding-up and dissolution;

•	The Blackstone Purchasers are entitled to cumulative dividends payable quarterly in cash at a rate of 6% per annum of the stated value of $1,000 per share;

•
If we fail to make timely dividend payments to the holders of our convertible preferred stock, the dividend rate will increase to 8% per annum until such time as all accrued but unpaid dividends have been paid in full;

•
The Blackstone Purchasers are entitled to receive any dividends declared or paid on our common stock and are entitled to vote together with the holders of our common stock as a single class, in each case, on an as-converted basis;

•	The Blackstone Purchasers have certain limited special approval rights, including with respect to the issuance by us of pari passu or senior equity securities;

•
The Blackstone Purchasers may, at any time, require us to convert their shares of convertible preferred stock into shares of common stock at an implied conversion price of $14.50 per share, subject to certain adjustments;

•
At our election, all or a portion of the convertible preferred stock will be convertible into the relevant number of shares of common stock on or after the third anniversary of the Closing, if the closing price of the common stock equals or exceeds $29.00 for 20 consecutive trading days;

•	The conversion rate is subject to customary anti-dilution and other adjustments subject to certain share caps and other restrictions;

•
At any time after the eighth anniversary of the Closing, we will have the right to redeem, and the Blackstone Purchasers will have the right to require us to repurchase, all or any portion of the convertible preferred stock at 100% of the stated value, plus all accrued but unpaid dividends; and

•
Upon certain change in control events involving us, the Blackstone Purchasers can require us to repurchase their shares of convertible preferred stock at 101% of the stated value plus all accrued but unpaid dividends.

Registration Rights Agreement

In connection with the Closing, we and the Blackstone Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which we have agreed to provide to the Blackstone Purchasers certain customary demand and piggyback registration rights in respect of the shares of convertible preferred stock and any shares of common stock issued upon conversion of the convertible preferred stock. The Registration Rights Agreement contains customary terms and conditions, including certain customary indemnification obligations.

RGIS Services

We receive inventory count services from RGIS, LLC (“RGIS”), an affiliate of Blackstone. During 2017, we paid RGIS approximately $363,000 for inventory services received.

Optiv, Inc.

We received cyber security and consulting services from Optiv, Inc. (“Optiv”), an affiliate of Blackstone. During 2017, we paid Optiv approximately $177,000 for such services.

Kronos Incorporated

We received workforce management services from Kronos Incorporated (“Kronos”), an affiliate of Blackstone. During 2017, we paid Kronos approximately $191,000 for such services.

Policy on Transactions with Related Persons

Our Worldwide Code of Ethics requires that any transaction involving us in which one of our directors, nominees for director, executive officers, or greater than five percent stockholders, or one of the aforementioned’s immediate family members (each, a “related person”), have a material interest be approved or ratified by the Audit Committee if the amount involved, when aggregated with the amount of all other transactions between the related person and us, exceeds $100,000 in a fiscal year. The full Board reviews ordinary course of business transactions in which directors have an interest as part of the Board’s annual director independence review, and our Worldwide Code of Ethics permits the full Board to waive any conflicts of interest between us and any director or officer. In determining whether to approve or ratify any such transaction, the Audit Committee must consider, in addition to other factors it deems appropriate, whether the transaction is on terms no less favorable to us than those involving unrelated parties. The full Board approved each of the transactions disclosed above.

Director and Officer Indemnification

We have entered into agreements to indemnify certain directors and executive officers in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

DIRECTOR COMPENSATION

Structure of Compensation Program

Non-employee directors are compensated with a combination of an annual Board retainer and retainers for serving on committees, paid in cash or restricted stock at the director’s election, and annual equity grants. Mr. Rees, who is an employee of the Company, is not eligible to receive this compensation. Directors do not receive additional fees for attendance at meetings. Amounts payable to our non-employee directors under our director compensation program are described under “2017 Retainer” below. Non-employee directors designated by Blackstone under the Investment Agreement are entitled to receive the standard compensation for non-employee directors; however, such compensation may be paid to Blackstone or its designee, pursuant to the terms of the Investment Agreement.

Philosophy/Approach

The Compensation Committee periodically reviews market director compensation levels using data from peer organizations supplied by the Compensation Committee’s independent compensation consultant. Changes to director compensation levels or program structure are presented to the full Board for approval. While the program is not targeted to any specific market percentile or position, the overall philosophy is to ensure that overall compensation levels are competitive and appropriate given relevant market practice.

2017 Retainer

For 2017, the Chairman of the Board received an annual retainer of $150,000. The other non-employee directors received an annual retainer of $100,000. Directors who served as chairpersons of Board committees received additional committee retainers, as follows: Audit Committee $30,000; Compensation Committee $25,000; Governance and Nominating Committee $10,000; and Information Technology Committee $30,000. Directors who served as non-chair members of Board committees receive additional annual committee retainers for committee service, as follows: Audit Committee $15,000; Compensation Committee $10,000; Governance and Nominating Committee $5,000; and Information Technology Committee $10,000. These annual retainers are denominated in cash and payable in quarterly installments unless the director elects to be paid in shares of restricted stock or a combination of cash and restricted stock. The number of shares of restricted stock is determined based on the fair market value of our common stock on the date the retainer is payable. The restricted stock vests in four successive quarterly installments from the issuance date. During 2017, Messrs. Giordano, Melwani, Frasch, Smach, Ribatt and Ms. Wright elected to receive their annual retainers in cash. Mr. Bickley elected to receive his annual retainer all in stock. Mr. Treff received $5,000 of his retainer in cash and the remainder in stock.

Equity Awards

In 2017, directors received annual equity awards for Board service consisting of a grant of $162,500 in value of our common stock for the Chairman of the Board and a grant of $90,000 in value of our common stock for each of our other non-employee directors. Directors can elect to receive restricted stock units that vest upon their cessation of service on the Board in lieu of the common stock grant. Ms. Wright made that election. Messrs. Melwani and Giordano did not receive the annual grant of common stock but are instead paid an additional $90,000 in cash.

The number of shares of common stock was determined based on the fair market value of our common stock on the date of grant. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and its committees.

The table below summarizes the total compensation paid to each of our non-employee directors who served during the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Total ($)
Ian M. Bickley	—	200,006	—	200,006
Ronald L. Frasch	125,000	90,003	—	215,003
Jason Giordano (3)	184,890	—	—	184,890
Prakash A. Melwani	205,000	—	—	205,000
Gregg S. Ribatt (4)	55,000	90,003	—	145,003
Thomas J. Smach (Chairman)	177,500	162,502	—	340,002
Douglas J. Treff	5,000	220,005	—	225,005
Doreen A. Wright	155,000	90,003	—	245,003
(1) Amounts reflect fess paid in cash during the year.
(2) Amounts reflect the aggregate grant date fair value of grants computed in accordance with stock-based accounting rules (Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718-Stock Compensation), excluding the effect of estimated forfeitures. Assumptions used to calculate these values are included in Note 10 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(3) Mr. Giordano resigned from the Board effective October 17, 2017.
(4) Mr. Ribatt served as our Chief Executive Officer through June 1, 2017 and was not compensated for his service on the Board during such period.

As of December 31, 2017, each non-employee director who served during 2017 had the following number of stock options and unvested restricted stock awards outstanding:

Name	Options Outstanding at December 31, 2017	Unvested Restricted Stock Awards Outstanding at December 31, 2017
Ian M. Bickley	—	8,048
Ronald L. Frasch	—	—
Jason Giordano	—	—
Prakash A. Melwani	—	—
Gregg S. Ribatt	—	138,954
Thomas J. Smach (Chairman)	100,000	70,310
Douglas J. Treff	—	9,510
Doreen A. Wright	—	42,251

Director Ownership Guidelines

Our director stock ownership guidelines require that directors own shares of our common stock in an amount equal in value to a specified multiple (5x for the Chairman of the Board and 3x for all other directors) of such director’s annual cash retainer for Board service (not including any retainers for service on Board committees). Directors have until the fifth anniversary of (i) the adoption of the modified guidelines in June 2013 (for existing directors as of June 2013) or (ii) the date of appointment for new directors, to meet the ownership guidelines. As an affiliate of Blackstone, Mr. Melwani is not subject to the stock ownership guidelines. Currently, all of our directors are on track to meet their respective ownership guidelines by the required deadline.

A LETTER FROM THE CHAIR OF OUR COMPENSATION COMMITTEE

Dear Stockholders,

In 2017, the Compensation Committee continued to emphasize its pay-for-performance philosophy by designing our executive compensation program so that performance-based and at-risk pay constituted a significant majority of the total potential compensation for our executive officers. We believe this continued emphasis on performance-based compensation to reward short- and long-term performance using objective pre-established financial and business targets driven by the company’s overall strategy provides significant linkage between executive compensation and long-term stockholder value creation.

As further discussed below, the short- and long-term incentive programs achieved near target levels of payouts for the first time in several years - correlating with significant improvements in key financial and non-financial value drivers such as EBIT (earnings before income taxes), free cash flow, on-time deliveries and e-commerce growth.

I encourage all stockholders to read the Compensation Disclosure & Analysis to further understand our executive compensation philosophy and program.

Doreen A. Wright
Compensation Committee Chairperson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information that we believe is necessary to understand our executive compensation policies and decisions as they related to the compensation for fiscal 2017 of our named executive officers.

The following “named executive officers” whose compensation information is presented in the tables and discussed in this report include:

•	Andrew Rees, President and Chief Executive Officer

•	Carrie W. Teffner, Executive Vice President and Chief Financial Officer

•	Daniel P. Hart, Executive Vice President, Chief Legal and Administrative Officer

•	Gregg S. Ribatt, former Chief Executive Officer

Mr. Rees became our CEO effective June 1, 2017. As of such date, Mr. Ribatt stepped down as CEO but remained as a member of the Board.

Executive Summary

2017 Business and Financial Highlights

In evaluating our overall executive compensation program and decisions, including payouts under the 2017 programs and plan designs for our 2018 programs, the Compensation Committee (the “Committee”) considered a number of factors, including the strategic and financial performance and position of our company in 2017. Some specific highlights and key accomplishments considered by the Committee in its decision- making process during 2017 included:

•
Our ongoing initiatives resulted in improved product, more impactful marketing and a stronger brand. We focused on three strategic objectives: (1) simplifying our business to reduce costs, (2) improving the quality of our revenues, and (3) positioning ourselves to drive sustainable, profitable growth.

•	Revenues were $1,023.5 million. On a constant currency basis, revenues decreased 1.7% compared to the prior year reflecting the impact of planned store closures and changes in our business model.

•	Gross margin was 50.5%, an increase of 220 basis points over 2016.

•	SG&A was $494.6 million compared to $503.2 million in 2016.

•	Income from operations was $17.3 million compared to a loss from operations of $6.2 million in 2016.

•
Cash and cash equivalents as of December 31, 2017 increased 16.6% to $172.1 million compared to $147.6 million as of December 31, 2016, inclusive of $50.0 million of common stock repurchases during the year. This growth reflects the successful execution of our strategic objectives along with improved working capital management.

•	Inventory declined 11.3% to $130.3 million as of December 31, 2017 compared to $147.0 million as of December 31, 2016, reflecting our continued focus on inventory management.

Key Compensation Committee Actions in 2017

The Committee took several actions which are consistent with our determination to pay for performance and align our incentive compensation metrics to key strategic initiatives in order to further promote long term strategies being undertaken to improve our profitability.

•
Emphasis on Pay-for-Performance: In 2017, the Committee continued to use performance metrics and focus on “at risk” pay arrangements which we believe have a strong connection to creating value for stockholders.

•
2017 Pay Decisions: In 2017, we increased the base salary of Mr. Rees related to his promotion to Chief Executive Officer. Our annual cash incentive plan paid out at 105.9% of target and our performance-based RSU’s vested at 90.9% of target. Please see below for further discussion of these decisions.

•
Performance Metrics Used in 2017 Drive Alignment with the Company’s Strategic Priorities: For 2017, the Committee selected adjusted earnings before interest and taxes, adjusted free cash flow and certain non-financial strategic operating measures as the performance metrics for the annual incentive plan and revenue and operating margin as the performance measures for the performance-based RSU awards. The selection of these metrics diversifies the performance goals among our short- and long-term programs while also supporting our Company’s strategic priorities.

•
Non-Financial Performance Metrics for Short-Term Incentive Program: The Committee weighted 25% of the target 2017 annual incentive awards to non-financial objectives associated with on-time deliveries, clog silhouette growth and e-commerce performance. The non-financial objectives are measurable performance metrics with rigorous and difficult to achieve goals. The Committee believes that these non-financial performance goals are key drivers in Crocs’ short- and long-term transformation, which, if achieved, will ultimately help drive additional stockholder value over the long term.

•
Sign-On Performance Award Thresholds Not Earned: The performance thresholds were not achieved on the significant sign-on performance-based RSU grants made to Mr. Ribatt in early 2015, and were not achieved for the grants made to Mr. Rees in 2014 or Ms. Teffner in late 2015. Although the value of such awards have been reflected in the Summary Compensation Table for the applicable years, none of these performance-based RSUs have actually been earned to date. Further, such awards will not be earned unless the Company’s stock price increases significantly from its current price.

•
Successful Internal CEO Transition: We successfully transitioned our Chief Executive Officer during 2017. In February 2017, in connection with his appointment to Chief Executive Officer, effective in June 2017, we supplemented Mr. Rees’ offer letter to provide that Mr. Rees’ annual salary would be increased to $950,000 and his annual incentive target would be increased to 115% of his annual salary. In addition, the value of Mr. Rees’ long term annual incentive award for 2017 was increased to $1.56 million and he was granted a one-time award of options to purchase 200,000 shares of common stock, vesting ratably on each of the first three anniversaries of the effective date of his appointment. The Committee believes this compensation arrangement is reasonable and necessary to attract, retain and motivate a high quality Chief Executive Officer. The arrangement provides that a significant portion of Mr. Rees’ total potential compensation is tied to company performance and the significant equity component aligns Mr. Rees’ interests with those of our stockholders. For 2017, 75% of Mr. Rees’s target compensation was performance-based or at-risk.

Role of Compensation Committee, Chief Executive Officer and Compensation Consultant

The Committee has overall responsibility for evaluating and approving our executive officer compensation, benefits, severance, equity-based or other compensation plans, policies and programs. The Committee sets the Chief Executive Officer’s compensation, and those of the company’s other executive officers. The Committee generally considers the recommendations of the Chief Executive Officer with respect to the compensation of the other named executive officers. During 2017, the Committee worked with Meridian Compensation Partners, an independent executive compensation consultant, for advice and perspective regarding executive compensation market trends and best practices.

Compensation Best Practices

In order to further align the long-term interests of management with those of our stockholders and align our compensation program with best practices, the Committee establishes and monitors specific policies, practices and processes.

Things We Do:

✓ Independent Compensation Committee. The Committee, comprised solely of independent directors, approves all compensation for our named executive officers.

✓ Independent compensation consultant. The Committee retains an independent compensation consultant.

✓ Assessment of compensation risk. The Committee assesses our compensation policies and programs and determined that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on the Company.

✓ Performance-based pay. The Committee focuses on paying our executives for their performance. The Committee believes that the 2017 payout of the targeted annual cash incentive and targeted performance-based RSUs demonstrate the Committee’s alignment of pay with performance given the company’s strong 2017 total shareholder return.

✓ Annual say-on-pay vote. We hold annual advisory say-on-pay votes to approve executive compensation and in 2017 received support of 99% on such proposal.

✓ Mix of CEO’s pay. 75% of the 2017 total target compensation for Mr. Rees was performance-based or at-risk.

✓ Weight of financial metrics. The Committee continued to weight 2017 performance measures towards those impacting profitability and included non-financial measures that it believed were key to the success of our business transformation strategies.

✓ Use of multiple performance metrics. The Committee used multiple complementary performance measures for the 2017 annual incentive and performance RSUs to align the executive compensation program to a broader perspective of company performance. There is no overlap between the performance measures used in our annual incentive program and performance RSUs.

✓ Double-trigger vesting and reasonable change in control protections. We maintain a reasonable change in control plan (“CIC Plan”). The CIC Plan provides for “double-trigger” vesting with a definition of “change in control” consistent with our stockholder-approved equity plans. In order to keep management focused on the best interests of our stockholders during potentially uncertain periods, the CIC Plan provides our named executive officers with reasonable compensation protections upon a change in control followed by a termination without cause or for good reason.

✓ Stock ownership guidelines. Our Board adopted robust stock ownership guidelines that our officers and non-employee directors are expected to meet within five years.

✓ Clawback. In the case of a financial restatement, annual and long-term incentive awards are subject to the Company’s Recovery of Executive Compensation Policy and any clawback or recoupment policy adopted by us pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Things We Don’t Do:

✗ No excise tax gross-ups. We do not provide our management with “excise tax gross-ups” in the event of a change in control.

✗ Ban on hedging and pledging. We do not allow our management or directors to engage in hedging transactions on our stock or to pledge our stock to secure loans or other obligations.

✗ No repricing. Our equity plans do not allow repricing of stock option or stock appreciation rights without stockholder approval.

✗ No excessive executive benefit programs. We do not provide our management with pensions or any other enhanced benefit programs beyond those that are typically available to all other employees other than a voluntary deferred compensation plan for senior executives and a limited supplemental retirement plan.

✗ No excessive perquisites. Our management receives minimal perquisites.

✗ No “single trigger” vesting. Our CIC Plan provides for “double-trigger” vesting upon a change in control.

Say-on-Pay and Stockholder Outreach

At our annual meeting of stockholders in June 2017, stockholders signaled their strong support for our executive compensation program where 99% of the votes cast approved our 2017 say-on-pay proposal. These results were similar to the results at our 2011 through 2016 annual meetings. In 2017, our stockholders, upon the recommendation of our Board, also voted in favor of holding our say-on-pay vote annually. The Committee did not change its approach to our executive compensation practices in 2017 in light of the overwhelming stockholder support. The Committee has considered and will continue to consider the outcome of our say-on-pay votes when reviewing the objectives of our program and making future compensation decisions for the named executive officers. In addition, in connection with our regular outreach and discussion with stockholders, the Committee has not been made aware of any stockholder concerns regarding our executive compensation program.

Compensation Process and Methodology

The objectives of our executive compensation program are to:

Align our executives’ compensation with our stockholders’ interests	Hold our executives accountable to stockholders	Assure that our total compensation program aligns with good corporate governance and best practices

Attract and retain exemplary executive talent who are able to succeed in our fast-paced, rapidly evolving company	Motivate our executives to achieve our financial and strategic business objectives by paying them for performance

Summary of Executive Compensation Elements, Practices and Policies

Our executive compensation objectives and principles are implemented through the use of the following principal elements of compensation:

Compensation Element	Objective	Characteristics
Base Salary:	• Compensate executives for their level of experience, responsibility and individual performance • Help attract and retain talent	• Fixed component; evaluated annually • Determined by factors such as executive’s job responsibilities, sustained performance in role/potential and internal equity
Annual Cash Incentives:	• Promote achieving our annual corporate financial goals, as well as other objectives deemed important to our long-term success • Align management and stockholder interests
• Variable, performance-based component
• Target opportunity is set based on factors such as executive’s job responsibilities, sustained performance in role/potential and internal equity
• Actual payout depends on the Company’s performance and individual contribution

Long-Term Incentives:	• Promote achieving our long-term corporate financial goals with the acquisition of common stock through RSUs • Align management with stockholder interests • Provide long-term retention incentives
• Variable, performance-based component
• Annual equity grant is set based on factors such as executive’s job responsibilities, sustained performance in role/potential and internal equity
• 3 year vesting period
• Actual value realized will vary based on actual company performance

Severance and Change in Control Programs:	• Facilitate attraction and retention of high caliber executives in a competitive labor market in which formal severance plans are common
• Contingent component; only payable if the executive’s employment is terminated under certain circumstances and, in the case of a change in control, to help provide continuity of management through the transition

Peer Group Companies

The Committee uses peer company and survey data to guide its review of the total compensation of our officers and executives to understand relevant market practices. The Committee focuses on ensuring that the performance-based elements of our executive compensation program are consistent with peer and industry trends, when appropriate for our business. The Committee does not benchmark compensation to a specific percentage of the compensation of peer companies.

The Committee has approved a peer group based on analysis and recommendations from an independent compensation consultant. The peer group is selected based on the key industry criteria noted below, and takes into consideration each company’s revenue, market capitalization and other key financial metrics (e.g., international sales and direct to consumer sales). This peer group is comprised of 14 publicly traded companies. In 2017, Quicksilver and Under Armour were removed from the peer group due to the bankruptcy of Quicksilver and the relative size of Under Armour. Caleres and Kate Spade were added to the peer group because they are both footwear companies with a similar scope of business.

Our relative positioning within the peer group is taken into consideration by the Compensation Committee when reviewing the peer group data. We believe these companies are broadly comparable to us as they are made up of footwear and apparel companies with sophisticated and often international operations and represent our labor market for talent for key leadership positions. The Committee regularly reviews our peer group to determine if adjustments are necessary to ensure that it continues to be relevant or if additional peer companies are necessary to provide appropriate information on market practices and compensation levels.

The 2017 peer companies are listed below:

Caleres, Inc.	Genesco Inc.	Perry Ellis International, Inc.
Columbia Sportswear Co.	G III Apparel Group, Ltd.	Skechers U.S.A., Inc.
Deckers Outdoor Corp.	Kate Spade & Co.	Steven Madden, LTD
DSW Inc.	lululemon athletica inc.	Wolverine Worldwide, Inc.
Fossil, Inc.	Oxford Industries, Inc.

Target Compensation

The Committee does not utilize an exact calculation in determining the break-down or weighting of named executive officer compensation among base salary, annual cash incentive awards, and long-term equity awards. Rather, the Committee considers all forms of compensation in light of the market competition for executive talent, the risk to an executive inherent in employment with our fast-paced, rapidly evolving company, and our financial goals. Accordingly, the Committee believes that well over 50% of each named executive officer’s total target compensation should be in the form of annual cash performance-based awards and equity awards that are earned upon achievement of performance goals.

For 2017, 25% of the total targeted compensation of our Chief Executive Officer was base salary and 75% was performance-based or at-risk consisting of our annual cash incentive and long-term equity incentive grants. In 2017, the Committee also continued to ensure that a significant proportion of the annual long-term incentive grants vest based on achievement of performance factors. Below are charts showing the fixed and performance-based and at-risk compensation for Mr. Rees and our other named executive officers (“NEO”) serving at December 31, 2017 based on the targeted 2017 compensation amounts:

2017 Compensation Program

Base Salary. The Committee sets the base salary of the Chief Executive Officer. Base salary for other named executive officers is set by the Committee after considering the recommendation of the Chief Executive Officer.

Base salary is reviewed on an annual basis and at the time of hire or promotion. Annual adjustments are influenced by results of our operations, revenue and profitability levels, individual performance, changes in responsibility, peer company comparisons and other factors (e.g., internal equity and succession planning). The current base salaries of our named executive officers as of December 31, 2017 are below:

Named Executive Officer	2017 Base Salary	Increase Over 2016 Base Salary
Andrew Rees	$950,000	36%	*
Carrie W. Teffner	$682,500	5%
Daniel P. Hart	$523,688	—%
*The significant increase in Mr. Rees’ base salary was made in connection with his promotion to the Chief Executive Officer role in June 2017.

Annual Incentive Awards. The Committee believes that an annual cash incentive plan that offers significant awards to our named executive officers for meeting or exceeding company performance goals provides our officers additional incentive to meet or exceed our strategic company goals and ensures that we attract and retain talented named executive officers.

In 2017, the Committee continued to weight 25% of the annual incentive program on non-financial goals to provide focus and incentive to achieve key strategic non-financial objectives during the Company’s turnaround.

Each year, the Committee establishes a target annual incentive award for each named executive officer expressed as a percentage of the executive’s base salary, based on factors such as: the estimated contribution and responsibility of the named executive officer, market practices, internal equity and the recommendation of the Chief Executive Officer (for all officers excluding himself). For 2017, the targets for our named executive officers as of December 31, 2017 were:

Named Executive Officer	Annual Incentive Plan Target (as a percentage of Base Salary)
Andrew Rees	115%
Carrie W. Teffner	85%
Daniel P. Hart	75%

The total annual incentive award actually paid to each named executive officer is determined based on the extent to which specified weighted objective performance goals are achieved with potential payouts ranging from 50% to 200% of the incentive plan target; there are no payouts for below-threshold performance.

For purposes of the 2017 performance year, the Committee selected adjusted earnings before interest and taxes, adjusted free cash flow, and objectives associated with on-time deliveries, clog silhouette growth and e-commerce performance as performance measures in the annual incentive program. The Committee also continued to include adjusted earnings before interest and taxes to more closely align compensation with a key performance metric associated with profitability.

Based on 2017 actual results, our named executive officers were eligible to be paid annual cash incentive awards at 105.9% of their respective target annual incentive award amounts. The Committee has discretion to depart from the formula in approving the annual incentive awards by decreasing, but not increasing, incentive awards after general results are known. The Committee did not exercise that discretion in 2017.

For 2017, these goals and their applicable weightings and earned payouts were:

2017 Performance Goal Targets	Weighting	Actual Performance	Weighted 2017 Actual Performance as a Percentage of Target
Adjusted earnings before interest and taxes (1): $30.8 million	37.5%	83.8% of Target achieved	31.4%
Adjusted free cash flow (2): $57.0 million	37.5%	154.3% of Target Achieved	57.8%
Objectives associated with: on-time deliveries, clog silhouette growth and e-commerce performance	25%	2 of 3 Targets Achieved	16.6%
TOTAL:			105.9%

(1)
Adjusted earnings before interest and taxes is calculated by excluding interest expenses, tax expense, foreign currency changes and non-recurring entries from GAAP net income (loss) attributable to common stockholders.

(2)
Adjusted free cash flow is calculated by modifying adjusted earnings before interest and taxes (as defined in the footnote above) by: subtracting capital expenditures; adding year-over-year changes in inventory, accounts receivable and accounts payable; and adding depreciation, amortization and stock based compensation expenses.

The non-financial performance targets required: (1) on time deliveries in 2017 meeting customer expectations 90% of the time; (2) clog silhouette growth of 3% over 2016; and (3) 2017 global e-commerce improvement of 10% over 2016. The on-time delivery and e-commerce objectives were each met at target while clog silhouette growth threshold performance was not achieved.

Long-Term Equity Awards. The Committee grants long-term equity awards annually to the named executive officers in order to provide long-term performance-based compensation, to encourage the named executive officers to continue their employment throughout the vesting periods of the awards, and to align management and stockholder interests. The awards vest over a three year period which also assists with long-term incentives and retention. We believe that a significant portion of each named executive officer’s compensation should be in the form of equity awards. For 2017, the amount of long-term incentive awards granted to our named executive officers was based on a review of market practices by our independent compensation consultant, the recommendations of the Chief Executive Officer (for executive officers other than himself), personal performance, internal equity, and expected future contributions, among other factors.

2017 Long-Term Performance Incentive Program. In 2017, all of our named executive officers received grants of RSUs, 67% of which are earned based on satisfaction of performance goals and 33% of which vest based on continued service. The material terms of these 2017 RSU awards are as follows:

Time-Based RSUs	Performance-Based RSUs
	Performance Goals	Potential Awards	Further Time Vesting
Vest in three annual installments beginning one year after the date of grant	Achievement of 2017 revenue and operating margin targets	Executive may earn from 50% to 200% of the target number of RSUs based on the level of achievement of the performance goal - no RSUs are earned if performance falls below established threshold goals	Earned RSUs vest 33% upon satisfaction of performance goal and 33% in each of the next two years

The Committee grants performance-based awards to support our pay-for-performance philosophy and better align the interests of our named executive officers with those of our stockholders. The Committee grants RSUs because it generally believes that full-value awards such as RSUs offer a stronger retention incentive than stock options while also providing alignment with stockholders. In addition, RSUs are less dilutive to our current stockholders as fewer RSUs are necessary to provide the same equity benefit compared to stock options.

The Committee again selected revenue and operating margin as the performance metrics for the 2017 RSU grant because it views these metrics as primary drivers of enhanced stockholder value and appropriate measures of performance given the Company’s current restructuring plans. The performance-based RSUs granted in 2017 were earned at 90.9% of target because 2017 revenue was 93.1% of target and operating margin was 88.7% of target.

2017 Performance RSU Goal Targets	Actual Performance	Weighting	Weighted 2017 Actual Performance as a Percentage of Target
Revenue (1): $1,036 million	$1,014.9 million	50%	46.6%
Operating margin (2): 3.0%	2.8%	50%	44.3%
TOTAL:			90.9%
(1) Revenue is adjusted from GAAP revenue for non-recurring entries.
(2) Operating margin is calculated by modifying adjusted earnings before interest and taxes (as defined on page 28, footnote 1) and dividing by adjusted revenue, as defined in footnote (1) above.

Performance-Based RSU Vesting - 2012 through 2017

The Committee believes that the performance goals set by the Committee are challenging, appropriate, drive executive performance and demonstrate the Committee’s pay-for-performance philosophy. To illustrate the challenging performance goals, the below chart reflects the percentage of performance-based RSU awards that were earned by our executives since 2012.

Grant Years	Percent Earned
2012	—%
2013	—%
2014	39%
2015	25%
2016	33%
2017	91%

2018 Performance Metrics

For 2018, the Committee has retained the financial metrics used in the 2017 incentive programs, specifically revenue and operating margin for the long-term incentive program and adjusted earnings before interest and taxes and adjusted free cash flow for the annual cash incentive program. Similar to 2017, the annual cash incentive program provides that 25% of the annual cash award will be determined by three non-financial metrics. The 2018 non-financial metrics in the annual incentive plan have been selected to reflect current strategic priorities.

Other Benefits

We provide other benefits to our named executive officers in order to achieve a competitive pay package. The Committee believes that those benefits, which are detailed in the Summary Compensation Table under the heading “All Other Compensation,” are reasonable, competitive and consistent with our overall executive compensation program. Those benefits consist principally of employer-paid premiums on health insurance.

Post-Employment Compensation

Change in Control Benefits. In 2013, we approved and adopted the Change in Control Plan (“CIC Plan”) for eligible employees, including the named executive officers. The CIC Plan contains a “double-trigger” whereby if a “change in control” occurs and the participant’s employment is terminated by us without “cause” or the participant resigns for “good reason” within the two-year period following the change in control, the participants will be entitled to accelerated vesting of certain equity awards, a multiple of salary and bonus and certain continuing health care benefits. The Committee believes that this approach will enhance stockholder value in the context of an acquisition, and align executives with the interests of our stockholders. For a more detailed discussion of the CIC Plan and definitions of “change in control,” “cause,” and “good reason” under the CIC Plan, see “Potential Payments on Termination or Change in Control” below.

Employment Agreement. We entered into an employment agreement with Mr. Hart concurrent with his appointment as an officer in 2009. The agreement provides for guaranteed payments and accelerated vesting of certain equity awards upon his involuntary termination of employment with us (other than for “cause”) or his resignation for “good reason.” For a more detailed discussion of the agreement and definitions of “cause” and “good reason,” see “Potential Payments on Termination or Change in Control” below.

Offer Letters. In connection with the appointment to their respective positions, we negotiated and entered into offer letters with each of Messrs. Ribatt and Rees and Ms. Teffner setting forth, among other things, the initial terms of their base salary, target bonus, and long-term equity targets along with the terms of certain sign-on equity awards. The offer letters also provide that if the executive is terminated by us without “cause” (as defined in the offer letter) or if the executive resigns for “good reason” (as defined in the offer letter), subject to execution of a general release of claims, the executive will be entitled to receive a lump sum payment equal to the executive’s then-current base salary plus an amount equal to the then-current target annual bonus. If the executive is terminated by us without “cause,” resigns for “good reason” or in the event of death or “disability” (as defined in the Company’s equity incentive plan), the executive will be entitled to certain vesting of equity awards. The offer letters also provide that the executives are eligible to participate in the CIC Plan. The offer letters contain non-competition and non-solicitation covenants which restrict the executives from taking part in certain competitive activities for a period of one year following their termination of employment with us. For a more detailed discussion of the offer letters and definitions of “cause” and “good reason,” see “Potential Payments on Termination or Change in Control” below.

The post-employment benefits provided in the offer letters were negotiated between the Committee and each executive in advance of the executive accepting employment with us. The Committee believed that such severance benefits were reasonable and necessary to induce each executive to accept employment with us.

Mr. Rees’ Supplemented Offer Letter

On February 23, 2017, in connection with his appointment to Chief Executive Officer, we supplemented Mr. Rees’ offer letter to provide that effective June 1, 2017, Mr. Rees’ annual salary would be increased to $950,000 and his annual incentive target would be increased to 115% of his annual salary. In addition, the value of Mr. Rees’ long term annual incentive award for 2017 was $1.56 million and he was granted a one-time award of options to purchase 200,000 shares of common stock, vesting ratably on each of the first three anniversaries of the effective date of his appointment.

Additional Considerations
In addition to designing our compensation plans to achieve the objectives outlined above, the Committee seeks to implement corporate governance best practices to align the interests of our executive officers with the interests of our stockholders. A summary of some of those compensation policies is set forth below.

Stock Ownership Guidelines
In June 2013, the Committee modified our stock ownership guidelines to ensure that our executive officers have a meaningful stake in the equity of the Company and to further align the interests of our executives with the long-term interests of our stockholders. The guidelines require that each of our named executive officers own shares of our common stock in an amount equal in value to a specified multiple (5x for our Chief Executive Officer and 3x for all other named executive officers) of such named executive officer’s base salary, to be achieved by the fifth anniversary of (i) the adoption of the modified guidelines (for our existing executive officers) or (ii) the date of hire for new executive officers. All of our executive officers are making progress towards their respective ownership multiples and are still within the five-year phase-in period for compliance.

Clawback Policy
Under our Recovery of Executive Compensation Policy, at the discretion of the Committee, executives may be required to repay awards to us if within two years of an award under our annual incentive plan and equity incentive plan: (i) we are required to restate our financial statements due to fraud or willful misconduct involving the executive; or (ii) the executive took part in any fraud, negligence or breach of fiduciary duty.
We have also adopted a policy whereby any annual and longer-term incentive compensation awards granted to management will be subject to any other clawback or recoupment policy adopted by us, including pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Prohibition on Hedging and Pledging	We do not allow our management or directors to engage in hedging transactions on our stock or to pledge our stock to secure loans or other obligations.
No Tax Gross-Ups in our CIC Agreements	None of our change in control agreements with our executive officers contain excise tax gross-up provisions.
Double Trigger Provisions in our CIC Agreements
We maintain a reasonable change in control plan. The CIC Plan provides for “double-trigger” vesting with a definition of “change in control” consistent with our stockholder-approved equity plans. In order to keep management focused on the best interests of our stockholders during potentially uncertain periods, the CIC Plan provides our named executive officers with reasonable compensation protections upon a change in control followed by a termination without cause or for good reason.

Equity Granting Practices
The Committee has generally determined to make our annual equity award grants at the regular meeting of the Committee held in the first quarter of each year. The Committee meeting date, or the next business day if the meeting falls on a day where the NASDAQ Global Select Market is closed for trading, is typically the effective grant date for the grants.
We also may grant equity awards (e.g., options, restricted stock) to recognize increased responsibilities or special contributions, attract new hires, retain executives or recognize certain other special circumstances that occur throughout the year. The effective date of these grants is determined based on the timing of the recognition or recruitment event and approved on or in advance of the effective date of the grant. The exercise/grant price is the fair market value of our common stock on the effective date. The Committee approves all equity grants to executive officers. We do not permit repricing of stock options without stockholder approval.

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation to $1 million paid to certain officers as a business expense in any tax year. When the Committee made its decisions for 2017 compensation, the tax code provided that compensation that qualified as “performance-based” was excluded from the $1 million deductibility limit if, among other requirements, the compensation was payable only upon attainment of pre-established, objective performance goals under a plan approved by our stockholders. The Committee does not have a policy requiring all compensation paid to our executive officers to be fully deductible under Section 162(m).
Legislation signed into law in December 2017 (“Tax Reform”), however, expanded the number of individuals covered by the Section 162(m) deductibility limit and repealed the exception for performance-based compensation, effective for taxable years beginning after December 31, 2017. Long-term incentive compensation and annual incentive awards approved by the Compensation Committee prior to the Tax Reform for our chief executive officer and those executive officers whose overall compensation was likely to exceed $1 million was generally structured to meet the requirements for deductibility for purposes of Section 162(m). As a result of the Tax Reform, compensation paid to our covered executive officers in excess of $1 million may not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. In 2018, the Committee consider the Tax Reform and its application and impact, if any, on our compensation programs and what is in the best interests of the Company.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with our management. Based on such review and discussion, the Compensation Committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Doreen A. Wright (Chairperson)
Ian M. Bickley
Prakash A. Melwani

COMPENSATION TABLES
Summary Compensation Table
The following table sets forth information regarding compensation earned for services rendered during fiscal years 2017, 2016 and 2015 for each of our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Andrew Rees(5)	2017	841,396	—	1,564,000	474,800	1,024,634	19,480	3,924,311
President and Chief Executive Officer	2016	700,000	—	1,500,002	—	175,000	26,781	2,401,783
	2015	700,000	—	1,867,224	—	35,000	25,626	2,627,850
Carrie W. Teffner(6)	2017	673,850	—	952,000	—	605,351	50,457	2,281,838
Executive Vice President and Chief Financial Officer	2016	650,000	—	951,090	—	138,125	33,030	1,772,245
	2015	70,000	75,000	1,255,660	—	—	142	1,400,802
Daniel P. Hart	2017	523,688	—	476,000	—	415,939	20,837	1,436,463
Executive Vice President, Chief Legal and Administrative Officer	2016	523,688	—	618,211	—	98,192	26,619	1,266,710
	2015	523,688	125,000	557,500	—	15,711	26,233	1,248,132
Gregg S. Ribatt(4)	2017	416,539	—	—	—	—	2,072,690	2,489,228
Former Chief Executive Officer	2016	950,000	—	1,799,998	—	273,125	25,469	3,048,592
	2015	883,616	—	4,095,934	—	43,856	11,496	5,034,902
(1) Amounts reflect the aggregate grant date fair value of grants made in each respective fiscal year computed in accordance with stock-based accounting rules (FASB ASC Topic 718-Stock Compensation), excluding the effect of estimated forfeitures. Assumptions used in the calculations of these amounts are included in Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. The grant date fair value of stock awards, which are comprised of time-based and performance-based RSUs, includes the grant date fair value for the performance-based RSUs calculated based on the target amount for the award period commencing in the year indicated. For 2017, the total aggregate grant date fair value of stock awards, including the time-based RSUs and the performance-based RSUs assuming the highest level of payout for performance against assigned targets would be as follows: $2.6 million for Mr. Rees, $1.6 million for Ms. Teffner, and $0.8 million for Mr. Hart.
(2) Amounts shown reflect the grant date fair value computed in accordance with ASC Topic 718 (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named executive officer. The stock option awards were valued as of the grant date by multiplying the closing price of the common stock on the NYSE on that date by the number of shares subject to the awards, and applying a Black-Scholes-Merton value.
(3) All other compensation for 2017 represents the following for each of our named executive officers: (i) Company matches to employee 401(k) contributions in the amounts of $10,600 for each named executive officer; (ii) healthcare premiums paid by us in the amount of $6,855 for Mssrs. Rees, Teffner and Hart, and $3,426 for Mr. Ribatt; (iii) group term life insurance premiums paid-in full by us for each named executive officer, (iv) commuting expenses of $30,999 for Ms. Teffner; (v) and a severance payment of $2.1 million to Mr. Ribatt.
(4) Mr. Ribatt served as our Chief Executive Officer from January 28, 2015 until June 1, 2017.
(5) Mr. Rees commenced service as our Chief Executive Officer on June 1, 2017 and was previously our President.
(6) Ms. Teffner commenced service as our Executive Vice President and Chief Financial Officer on December 16, 2015.

Grants of Plan-Based Awards Table
The following table provides information for each of our named executive officers regarding annual and long-term incentive award opportunities, including the range of potential payouts under our non-equity annual incentive plan and our performance-based restricted stock units granted during fiscal year 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Stock Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew Rees	Annual Incentive Award		—	1,092,500	2,185,000	—	—	—	—	—	—	—
	Stock Options	6/1/17	—	—	—	—	—	—	—	200,000	6.98	474,800
	Time-Based RSUs	3/17/17	—	—	—	—	—	—	75,900	—	—	516,120
	Performance-Based RSUs	3/17/17	—	—	—	77,050	154,100	308,200	—	—	—	1,047,880
Carrie W. Teffner	Annual Incentive Award		—	572,773	1,145,545	—	—	—	—	—	—	—
	Time-Based RSUs	3/17/17	—	—	—	—	—	—	46,200	—	—	314,160
	Performance-Based RSUs	3/17/17	—	—	—	46,900	93,800	187,600	—	—	—	637,840
Daniel P. Hart	Annual Incentive Award		—	392,766	785,531	—	—	—	—	—	—	—
	Time-Based RSUs	3/17/17	—	—	—	—	—	—	23,100	—	—	157,080
	Performance-Based RSUs	3/17/17	—	—	—	23,450	46,900	93,800	—	—	—	318,920

(1)	Mr. Ribatt was not granted any incentive awards in 2017.

(2)	The aggregate grant date fair value for the performance-based RSUs for all named executive officers was calculated based on the target number of RSUs.

Annual Incentive Awards. In 2017, annual incentive amounts were paid at 105.9% of target, as reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” set forth above. The amounts shown for non-equity incentive plan awards represent the target and maximum amounts of annual cash incentive compensation that, depending on performance results, might have been paid to each executive for 2017 performance contingent on achievement of specified levels of adjusted earnings before interest and taxes, adjusted free cash flow and certain non-financial metrics. The potential payments were contingent on achieving the target level of performance with ranges from zero to 200% of the executive’s annual incentive target. These awards are described in further detail under “Compensation Discussion and Analysis” above.

Restricted Stock Units (“RSUs”). The amounts shown for equity incentive plan awards represent the number of RSUs awarded to the named executive officers in 2017 and the grant date fair values of the RSUs determined in accordance with FASB ASC 718, as follows. The amounts shown for RSUs granted to our named executive officers represent awards of RSUs as part of a performance incentive plan. One-third of these RSUs vest in three equal annual installments beginning one year after the date of grant based on continued employment. The other two-thirds may be earned from 50% to 200% of the target number of RSUs, contingent on the level of revenue and operating margin performance goals, and, if achieved, vest in three equal annual installments, 33% on certification of the achievement of performance by the Compensation Committee and 33% in each of the next two years subject to continued employment. These RSU awards are described in further detail under “Compensation Discussion and Analysis” above.

Offer Letters. We entered into offer letters with Mr. Rees, Ms. Teffner and Mr. Ribatt providing for certain initial compensation and other benefits that are described under “Offer Letters” in “Compensation Discussion and Analysis” above.

Employment Agreement with Mr. Hart. In May 2009, we entered into an employment agreement with Mr. Hart governing the initial terms of his compensation arrangements and providing him certain other employment benefits.

Salary and Bonus in Proportion to Total Compensation. As noted in “Compensation Discussion and Analysis” above, we believe that a substantial portion of each named executive officer’s compensation should be in the form of performance-based annual incentive awards and equity awards. Base salary of the named executive officers is set at levels that the Compensation Committee believes are competitive with our peer companies, with the expectation that shortfalls in base pay, if any, will be recouped through performance bonuses. The Compensation Committee believes that our current program substantially aligns the compensation of our named executive officers with the compensation of executive officers of our peer companies, while also permitting the Compensation Committee to provide incentives to the named executive officers to pursue performance that increases stockholder value. Please see “Compensation Discussion and Analysis” for a description of the objectives of our compensation program and overall compensation philosophy.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding options and unvested restricted stock and restricted stock unit awards held by our named executive officers as of December 31, 2017. Market values for outstanding stock awards are presented as of the end of 2017 based on the closing price of our common stock on the NASDAQ Global Select Market on December 29, 2017 of $12.64 per share.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrew Rees	—	200,000	6.98	06/01/27	166,098	(2)	2,099,479		387,126	4,893,273
Carrie W. Teffner	—	—	—		111,092	(3)	1,404,203	(3)	173,948	2,198,703
Daniel P. Hart	20,831	—	3.99	06/15/19	56,498	(4)	714,135	(4)	46,900	592,816
Gregg S. Ribatt	—	—	—		124,076	(5)	1,568,321	(5)	—	—
(1) The aggregate number of RSUs was calculated based on the achievement of target performance.
(2) Represents the unvested portion of four RSU grants for: (i) 233,026 RSUs that vest contingent on achievement of certain share price levels before the fourth anniversary of Mr. Rees’ start date, subject to his continued employment; (ii) 167,464 RSUs awarded on March 1, 2015 of which 43% of the RSUs vest in three equal annual installments on March 1, 2016, March 1, 2017 and March 1, 2018 based on continued employment and up to 57% of the RSUs (up to 200%) based on achievement of performance metrics, of which 24,217 shares were “earned” pursuant to the Compensation Committee certification on February 24, 2016 and will vest in three equal installments on March 1, 2016, March 1, 2017 and March 1, 2018 based on continued employment; (iii) 159,067 RSUs awarded on March 8, 2016 of which 33% of the RSUs vest in three equal annual installments on March 8, 2017, March 8, 2018 and March 8, 2019 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 34,689 shares were “earned” pursuant to the Compensation Committee certification on February 14, 2017 and will vest in three equal installments on March 1, 2017, March 1, 2018 and March 1, 2019 based on continued employment; and (iv) 230,000 RSUs awarded on March 17, 2017 of which 33% of the RSUs vest in three equal annual installments on March 17, 2018, March 17, 2019 and March 17, 2020 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 140,072 shares were “earned” pursuant to the Compensation Committee certification on February 9, 2018 and will vest in three equal installments on March 17, 2018, March 17, 2019 and March 17, 2020 based on continued employment.
(3) Represents the unvested portion of four RSU grants for: (i) 80,148 RSUs awarded on December 16, 2015 that vest annually in equal installments on December 16, 2016, December 16, 2017 and December 16, 2018 based on continued employment; (ii) 80,148 RSUs that vest based on achievement of certain share price levels before the fourth anniversary of Ms. Teffner’s start date, subject to continued employment; and (iii) 104,058 RSUs awarded on March 1, 2016, of which 33% of the RSUs vest in three equal annual installments on March 1, 2017, March 1, 2018 and March 1, 2019 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 22,578 shares were “earned” pursuant to the Compensation Committee certification on February 14, 2017 and will vest in three equal installments on March 1, 2017, March 1, 2018 and March 1, 2019 based on continued employment; and (iv) 140,000 RSUs awarded on March 17, 2017, of which 85,262 shares were “earned” pursuant to the Compensation Committee certification on February 9,

2018 and will vest in three equal annual installments on March 17, 2018, March 17, 2019 and March 17, 2020 based upon continued employment .
(4) Represents the unvested portion of three RSU grants for: (i) 50,000 RSUs awarded on March 1, 2015 of which 35% of the RSUs vest in three equal annual installments on March 1, 2016, March 1, 2017 and March 1, 2018 based on continued employment and 65% of the RSUs (up to 200%) based on achievement of performance metrics of which 8,245 shares were “earned” pursuant to the Compensation Committee certification on February 24, 2016 and will vest in three equal installments on March 1, 2016, March 1, 2017 and March 1, 2018 based on continued employment; and (ii) 67,638 RSUs awarded on March 1, 2016 of which 33% of the RSUs vest in three equal annual installments on March 1, 2017, March 1, 2018 and March 1, 2019 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 14,676 shares were “earned” pursuant to the Compensation Committee certification on February 14, 2017 and will vest in three equal installments on March 1, 2017, March 1, 2018 and March 1, 2019 based on continued employment; and (iii) 70,000 RSUs awarded on March 17, 2017 of which 33% of the RSUs vest in three equal annual installments on March 17, 2018, March 17, 2019 and March 17, 2020 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 42,628 shares were “earned” pursuant to the Compensation Committee certification on February 9, 2018 and will vest in three equal installments on March 17, 2018, March 17, 2019 and March 17, 2020 based on continued employment.
(5)Represents the unvested portion of two RSU grants for: (i) 162,990 RSUs awarded on February 11, 2015 that vest annually in equal installments on January 28, 2016, January 28, 2017 and January 28, 2018 contingent on continued employment; (ii) 190,880 RSUs awarded on March 8, 2016, of which 33% of the RSUs vest in equal installments on March 8, 2017, March 8, 2018, and March 8, 2019 based on continued employment and 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 41,628 shares were “earned” pursuant to the Compensation Committee certification on February 14, 2017 and will vest in three equal installments on March 1, 2017, March 1, 2018, and March 1, 2019, based on continued employment.

Options Exercised and Stock Vested

The following table sets forth information for each of our named executive officers regarding stock options exercised and stock awards vested during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Andrew Rees	—	—	65,425	450,448
Carrie W. Teffner	—	—	45,804	466,993
Daniel P. Hart	—	—	30,046	206,955
Gregg S. Ribatt	—	—	89,202	630,360
(1) For option awards, the value realized is the difference between the closing price of our common stock on the date of exercise and the exercise price. For stock awards, the value realized is based on the closing price of our common stock on the vesting date.

Potential Payments on Termination or Change in Control

Change in Control Plan (CIC Plan)

Our current named executive officers are participants in the CIC Plan, which was initially adopted by the Board in June 2013 and amended and restated in March 2014. Under the CIC Plan, if a “change in control” (as defined below) occurs, and the named executive officer’s employment is terminated by us without “cause” (as defined below) or the named executive officer resigns for “good reason” (as defined below) within the two-year period following the change in control (a “double-trigger”), the named executive officer will be entitled to the following payments and benefits:

•
an amount equal to such named executive officer’s severance payment percentage times the sum of (i) the named executive officer’s annual base salary in effect on the date immediately prior to the change in control and (ii) the greater of (x) the named executive officer’s target annual bonus for the year in which the change in control occurs and (y) the average annual bonus payments actually made to the named executive officer in the three years prior to the year in which the change in control occurs;

•	full vesting of any time-based equity awards held by the named executive officer;

•	vesting at the target performance level of any performance-based equity awards held by the named executive officer;

•
if the named executive officer is age 55 or over, payment by us of the employer and employee premiums for continued health coverage for the named executive officer and his/her covered dependents until the named executive officer becomes eligible to enroll in Medicare Part A or until the named executive officer becomes eligible for coverage under a subsequent employer’s health plan; and

•
if the named executive officer is under age 55, payment by us of the employer and employee premiums for continued health coverage for the named executive officer and his/her covered dependents for the lesser of: (i) 18 months following cessation of employment or (ii) the period for which the named executive officer is eligible for and elects such continued health coverage.

The definition of “change in control” in the CIC Plan is consistent with the definition in our stockholder-approved equity plan. “Change in control” is generally defined in the CIC Plan to mean any one of the following: (i) any person becomes the beneficial owner of 35% or more of our common stock or voting securities, with certain exceptions; (ii) incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) cease to constitute a majority of the members of the Board; (iii) consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company, unless (a) after the transaction, the beneficial owners of our common stock and voting securities immediately prior to the transaction retain more than 50% of such common stock and voting securities of the entity resulting from the transaction, (b) no person immediately after the merger beneficially owns 35% or more of the voting power of the entity resulting from the transaction (except to the extent that such ownership existed with respect to the Company prior to the transaction), and (c) at least a majority of the members of the board of directors of the entity resulting from the transaction shall have been members of the incumbent board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or (iv) stockholder approval of a complete liquidation or dissolution of the Company.

“Cause” is defined in the CIC Plan to mean, with respect to any participant: (i) the participant’s conviction, or guilty or no contest plea, to any felony; (ii) any act of fraud by the participant related to or connected with the participant’s employment by the Company; (iii) the participant’s material breach of his or her fiduciary duty to the Company; (iv) the participant’s gross negligence or gross misconduct in the performance of duties reasonably assigned to the participant which causes material harm to the Company; (v) any willful violation by the participant of the Company’s codes of conduct or other rules or policies of the Company; or (vi) any entry of any court order or other ruling that prevents the participant from performing his or her material duties and responsibilities.
“Good reason” is defined in the CIC Plan to mean the existence of any one or more of the following conditions without the written consent of the participant: (i) the Company’s assignment to the participant of any duties inconsistent in any material negative respect with the participant’s authority, duties or responsibilities immediately prior to the change in control or any other action by the Company that results in a material diminution in such authority, duties or responsibilities; (ii) a material reduction in the participant’s base salary, as in effect immediately prior to the change in control; (iii) a material reduction in the participant’s target bonus and/or target long-term incentive opportunity, as in effect immediately prior to the change in control; (iv) relocation of the participant’s office more than 50 miles from the Company’s principal office immediately prior to the change in control; or (v) a material breach by the Company of the CIC Plan. To resign for “good reason,” a participant must provide certain notice to the Company, and the Company must fail to remedy the condition believed to constitute “good reason” within a specified time period.

Mr. Rees and Ms. Teffner Offer Letters

The offer letters for Mr. Rees and Ms. Teffner provide that if such person is terminated by us without “cause” (as defined in his or her respective offer letter) or if he or she resigns for “good reason” (as defined in his or her respective offer letter), he or she will be entitled to receive a lump sum payment equal to his or her then-current base salary plus his or her then-current target annual bonus. In addition, if such person is terminated by us without cause, resigns for good reason, or as a result of his or her death or disability (each a “Qualifying Termination”), a pro-rated percentage of the performance-based RSUs awarded to him or her pursuant to the offer letters will remain outstanding and eligible to vest as follows:

•
if a Qualifying Termination occurs prior to the fourth anniversary of his or her respective start date and prior to satisfaction of the Tier I Performance Condition or 2x Performance Condition, as applicable (each as defined in his or her respective offer letter), then a pro-rated percentage of such RSU award will remain outstanding and eligible to vest in full if and when the performance condition is satisfied prior to the fourth anniversary of his or her respective start date, with such pro-rated percentage equal to the number of full months to have elapsed between his or her start date and the date of such Qualifying Termination divided by 48; and

•
if a Qualifying Termination occurs prior to the fourth anniversary of his or her respective start date and prior to satisfaction of the Tier I Performance Condition or 2x Performance Condition, as applicable, then a pro-rated percentage of the RSU award will remain outstanding and eligible to vest on the fourth anniversary of his or her respective start date at a 20% level (subject to further proration) if the Tier III Performance Condition or 1.5x Performance Condition, as applicable (each as defined in his or her respective offer letter) is satisfied or at a 40% level (subject to further proration) if the Tier II Performance Condition or 1.75x Performance Condition, as applicable (each as defined in his or her respective offer letter) is satisfied, in each case, at any time during the three-month period ending on the fourth anniversary of his or her respective start date, with such pro-rated percentage equal to the number of full months to have elapsed between his or her respective start date and the date of such Qualifying Termination divided by 48.

Upon a Qualifying Termination: (i) his or her outstanding time-based equity awards that would otherwise have vested in the calendar year of the Qualifying Termination (and any performance-based equity awards for which the performance metrics have already been satisfied prior to the Qualifying Termination, other than the performance-based RSU award granted in connection with their respective offer letters) will vest based on the number of full months that have elapsed since the later of (A) the grant date of the applicable equity award and (B) the most recent vesting date of such equity award divided by 12; and (ii) a pro-rated percentage of his or her performance-based equity awards (other than the performance-based RSU award granted in connection with their respective offer letters) for which the performance period remains open at the time of the Qualifying Termination will remain outstanding and eligible to vest if the applicable performance metrics are satisfied for such performance-based equity awards by the end of the applicable performance period, with such percentage equal to the number of full months that have elapsed between the grant date of such award and the Qualifying Termination divided by the total number of months in the applicable performance period (or 24 months with respect to Mr. Rees).

Mr. Hart Employment Agreement

Mr. Hart’s employment agreement provides certain benefits in the event of certain terminations of employment. Mr. Hart’s employment agreement was modified by the CIC Plan to provide that the terms of the CIC Plan supersede and replace the terms of the employment agreement with respect to a change in control. Mr. Hart’s employment agreement provides that if Mr. Hart is terminated by us involuntarily without “cause” (as defined in his employment agreement) or if he resigns for “good reason” (as defined in his employment agreement), he will receive: (i) a lump sum payment equal to one year of his base pay as of the termination date; (ii) a lump sum payment equal to 80% of his base pay in effect as of the termination date, pro-rated to equal the proportion of the year that he was employed by us; (iii) a lump sum payment equal to 80% of his base pay as of the termination date; and (iv) immediate vesting of any unvested stock options or unvested stock awards then held by him that would have been vested had he remained employed for 24 months after the termination date. The agreement also provides that any stock options granted to Mr. Hart during his employment will remain exercisable for ten years after the date of grant, including if Mr. Hart ceases to be employed by us for any reason other than termination for cause.

Below is a summary of the potential payments that each of our named executive officers would have received upon the occurrence of the termination events specified below, assuming that each triggering event occurred on December 31, 2017. Mr. Ribatt was not employed by us as an executive officer at December 31, 2017 and therefore would not have been eligible for any termination or change on control payments. Mr. Ribatt received a severance payment of $2,042,500 on December 8, 2017 in connection with his departure as of Chief Executive Officer during 2017.

	Involuntary Termination without Cause or Resignation for Good Reason			Involuntary Termination without Cause or Resignation for Good Reason within Two Years Following a Change in Control
Name	Severance(1) ($)	Acceleration of Equity Awards(1) ($)	Total ($)	Severance ($)	Bonus ($)	Health Benefits ($)	Acceleration of Equity Awards ($)	Total ($)
Andrew Rees	1,900,000	—	1,900,000	2,375,000	2,731,250	10,282	6,992,751	12,109,283
Carrie W. Teffner	1,246,623	—	1,246,623	1,684,625	1,431,931	10,282	3,602,906	6,729,744
Daniel P. Hart	1,361,586	616,807	1,978,393	1,047,374	785,531	45,126	1,306,951	3,184,982
(1) Amounts based on the fair market value of our common stock of $12.64 per share, which was the closing price of our common stock on December 29, 2017, the last trading day of 2017, as reported on the Nasdaq Global Select Market.

Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer, pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K.

As a company with significant global operations, we utilize compensation programs that vary region to region. Given the size and geographic composition of our largely retail workforce, we identified our expected median employee as of December 31, 2017, utilizing our internal records of salary and, for employees who are paid on an hourly (rather than salaried) basis, hourly rates and hours worked, in each case, for the full fiscal year 2017. We have included all employees as of December 31, 2017, whether employed on a full-time, part-time, or seasonal basis in our analysis. We annualized our compensation measure for those of our permanent employees who were hired in 2017 but did not work for us for the entire fiscal year. For non-US employees, we converted such employees’ pay to a U.S. dollar equivalent by applying the spot exchange rate as of December 31, 2017 for each applicable currency.

Using this methodology, we determined that our estimated median employee was a part-time hourly retail sales associate with compensation consisting of hourly wages, overtime and sick and vacation pay. Our median employee earned annual total compensation of $14,649 in 2017. The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table above, was $3,924,311 in 2017. Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to our estimated median employee for 2017 was approximately 268 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We believe the methodology, assumptions and estimates described above to be reasonable given the specific employee population. Companies are permitted under SEC rules to exercise significant flexibility and discretion in determining the methodology used to comply with the requirements of this disclosure. As acknowledged by the SEC, this flexibility could reduce the comparability of disclosed pay ratios across companies. Therefore, the pay ratio may not necessarily be representative of or comparable to pay ratios disclosed by other companies in the footwear industry or otherwise.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2017 with our management and Deloitte & Touche LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.
The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication With Audit Committees, and the Public Company Accounting Oversight Board (“PCAOB”) AU Section 1301, Communications with Audit Committees, and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with Deloitte & Touche LLP their independence.
Based on its reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

The Audit Committee
Douglas J. Treff (Chairperson)
Thomas J. Smach
Ronald L. Frasch

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2018. Deloitte & Touche LLP has served as our independent public accounting firm since 2005. We are not required to submit this appointment to the stockholders for approval, but the Board believes it is desirable as a matter of policy. We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make any statements if he or she so desires and to respond to appropriate stockholder questions.
If the stockholders do not ratify this appointment, the Audit Committee will investigate the reasons for the rejection and consider other independent registered public accounting firms. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm.
The following table sets forth the aggregate fees for professional services provided during 2017 and 2016 by Deloitte & Touche LLP and its affiliates. The Audit Committee is required to pre-approve all audit and non-audit services provided by Deloitte & Touche LLP. All of the services provided by, and fees paid to, Deloitte & Touche LLP during 2017 and 2016 were pre-approved by the Audit Committee.

	2017	2016
Audit fees (1)	$2,342,000	$2,830,450
Audit‑related fees (2)	540,710	501,025
Tax fees (3)	402,470	198,200
Total fees	$3,285,180	$3,529,675

(1)
Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal control over financial reporting and services attendant to, or required by, statute or regulation, such as: (i) consents and other audit services related to SEC and other regulatory filings; (ii) accounting consultation related to the audit; and (iii) statutory audit requirements in foreign countries.

(2)	Audit-related fees substantially relate to services rendered in connection with statutory audits.

(3)	Tax fees include professional services rendered in connection with tax compliance, tax advice, tax consulting and tax planning.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018.

PROPOSAL 3-ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act, our stockholders have an opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to approve or reject our executive pay program. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any other related disclosure in this proxy statement.”
As discussed in the “Compensation Discussion and Analysis,” the primary objective of our executive compensation program is to create long-term value for our stockholders by attracting and retaining talented executives, holding our executives accountable to stockholders, motivating our executives to achieve superior financial and business objectives and aligning the interests of our executives with those of our stockholders. We believe our executive compensation strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders. Please see “Compensation Discussion and Analysis” section above for an explanation of our executive compensation.
This “Say-on-Pay” proposal allows our stockholders to express their view regarding the decisions of the Compensation Committee on the 2017 compensation of our named executive officers. Your advisory vote will serve as a tool to guide the Board and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with the objective of creating long-term value for our stockholders.
Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at the annual meeting of stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of our management on such matters, including any matters dealing with the conduct of the Annual Meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2019 ANNUAL MEETING

Any proposal of a stockholder intended to be included in our proxy statement for the 2019 annual meeting of stockholders pursuant to SEC Rule 14a-8, must be received by us no later than December 25, 2018 unless the date of our 2019 annual meeting is more than 30 days before or after June 5, 2019, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

In order for a stockholder to nominate a candidate for director for election or to bring other business before the 2019 annual meeting, we must receive timely notice of the nomination or business in writing by the close of business not later than March 7, 2019 and not earlier than February 5, 2019. However, in the event that the 2019 annual meeting is called for a date that is not within 30 days before or 60 days after June 5, 2019, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the 2019 annual meeting is made.

CROCS, INC.
ATTN: CORPORATE SECRETARY
7477 EAST DRY CREEK PARKWAY
NIWOT, CO 80503

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Ronald L. Frasch 02 Andrew Rees

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000379382_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

CROCS, INC.
Annual Meeting of Stockholders
June 5, 2018 9:00 AM MDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Andrew Rees and Daniel P. Hart and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Crocs, Inc. (the "Company"), to be held at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado, on June 5, 2018 at 9:00 a.m. Mountain Time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED AND "FOR" PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side

0000379382_2 R1.0.1.17